Exhibit 10.12

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AS INDICATED BY [REDACTED] AND SEPARATELY FILED WITH THE COMMISSION.

To:

Avis Budget Italia S.p.A. Fleet co. S.A.p.A.

Via Galileo Galilei 1

39100 Bolzano

Italy

Cc:

Avis Budget Italia S.p.A.

Via Galileo Galilei 1

39100 Bolzano

Italy

London, 5 March 2013

Dear Sirs,

We refer to the proposal contained in your letter dated 5 March 2013, the contents of which we reproduce in full below and sign by way of full and unconditioned acceptance thereof.

“To:

Avis Budget Italia S.p.A.

Via Galileo Galilei 1

39100 Bolzano

Italy

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer,

92920 Paris La Défense Cedex

France

London, 5 March 2013

Dear Sirs,

We refer to our recent discussions and hereby propose to you the following:

AMENDMENT AND RESTATEMENT AGREEMENT

(ITALIAN SERVICING AGREEMENT)

BETWEEN

(1)	AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. (formerly, Avis Autonoleggio S.p.A. Fleet Co. S.A.p.A.), a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, Italy, fiscal code, VAT code and companies’ register of Bolzano number 097550851009 (“Italian FleetCo”);

(2)	AVIS BUDGET ITALIA S.P.A., a joint stock company (società per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano,, fiscal code and companies’ register of Bolzano, number 00421940586, acting in the capacity of Italian servicer (“Italian Opco”, or the “Italian Servicer”); and

(3)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a bank incorporated pursuant to the laws of France with registered office at 9 quai du Président Paul Doumer, 92920 Paris, la Défense Cedex (France), registered with the Registre du Commerce et des Sociétés de Nanterre with number 304.187.701, acting in its capacities as “FleetCo Security Agent” under the FleetCo Transaction Documents and agent (mandatario con rappresentanza) acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement (the “FleetCo Security Agent”).

Italian FleetCo, the Italian Servicer and the FleetCo Security Agent are hereinafter collectively referred to as the “Parties” and, each of them, as a “Party”.

WHEREAS

(A)	On 20 October 2011 an interim fleet facility agreement was executed between, inter alios, the Parties and certain companies belonging to the Avis Europe Group (as amended and restated from time to time, the “IFF”).

(B)	On 18 May 2012 Italian FleetCo acceded to the IFF as a borrower and guarantor in order to partially fund the purchase of its vehicle fleet operations (the “Transaction”). In the context of the Transaction, inter alia, an Italian law interim servicing agreement was entered into, between Italian FleetCo, the Italian Servicer and the FleetCo Security Agent, pursuant to which Italian FleetCo has appointed the Italian Servicer to provide certain administrative services to Italian FleetCo in relation to the Transaction (as amended on 20 December 2012, the “Interim Servicing Agreement”).

(C)	A new transaction is due to be set up as from the date hereof in order, in particular, to re–finance the amounts due by Italia FleetCo under the IFF, inter alia, through the granting by CarFin Finance International Limited of a financing dedicated to the business conducted or to be conducted by Italian FleetCo consisting of the purchase of Vehicles from a Vehicle Manufacturer or Vehicle Dealer by Italian FleetCo in Italy and the resale of such Vehicles in accordance with the FleetCo Transaction Documents under the FleetCo Italian Facility Agreement.

(D)	In connection with Recital (C) above, pursuant to this amendment and restatement agreement (the “Agreement”) the Parties wish to mutually acknowledge and agree to:

i)	terminate by way of novation the Interim Servicing Agreement and discharge the Parties’ contractual obligations and liabilities arising thereunder; and

ii)	novate in full the obligations deriving from the Interim Servicing Agreement with the obligations deriving from this Agreement.

(E)	By executing this Agreement the FleetCo Security Agent expressly consents, subject to the terms set out herein, to the termination by way of novation of the Interim Servicing Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Recitals

The Recitals set forth above constitute an integral and essential part of this Agreement with the force and value of covenants.

1.2	Definitions

Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time and without regard to the governing law of the Master Definitions Agreement) and shall be governed by Italian law when used in this Agreement.

2.	TERMINATION BY WAY OF NOVATION

2.1	Pursuant to articles 1230 et seq. of the Italian civil code, by way of execution of this Agreement, the Parties agree to terminate by way of novation the Interim Servicing Agreement and replace the obligations set out therein with the provisions and obligations provided for in this Agreement.

2.2	Accordingly, the Parties acknowledge and agree that, with effect from the date hereof:

2.2.1	their respective obligations under the terms and conditions of the Interim Servicing Agreement are terminated by way of novation in accordance with provisions of Clause 3 (Applicability) below and shall no longer have force or effect;

2.2.2	the Interim Servicing Agreement is terminated as a consequence of this Agreement having been signed, irrespective of the relevant terms provided for in the Interim Servicing Agreement, with effectiveness from the date hereof; and

2.2.3	the Parties hereby expressly discharge and exonerate each other and confirm that no amount is due to each other under the Interim Servicing Agreement and hereby waive any claim and/or right that each might have against each other under the Interim Servicing Agreement, provided that such termination and discharge shall not affect any rights, liabilities or obligations of Italian Opco as Italian servicer under the Interim Servicing Agreement, with respect to payments or other obligations due and payable or due to be performed in accordance with the Interim Servicing Agreement on or prior to the date hereof.

2.3	Subject to Clauses 2.1 and 2.2 above, any obligation due in respect of the Interim Servicing Agreement shall be deemed to be replaced and governed by the provisions of this Agreement and the amended and restated Italian servicing agreement set out in Schedule 1 (Amended and Restated Italian Servicing Agreement) (the “Italian Servicing Agreement”).

3.	APPLICABILITY

3.1	This Agreement shall be effective on the date hereof.

3.2	From the date hereof any reference in any Transaction Document to the Interim Servicing Agreement shall be construed as a reference to the Italian Servicing Agreement set out in Schedule 1 (Amended and Restated Italian Servicing Agreement).

4.	LAW - JURISDICTION

4.1	Governing law

This Agreement and any non-contractual obligations arising out of or connected with it are governed by and shall be construed in accordance with Italian law.

4.2	Jurisdiction

The courts of Rome shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the validity, effectiveness, interpretation and/or enforceability of this Agreement and any disputes related to any non-contractual obligations arising out of or in connection with this Agreement.

*            *             *

If you agree with the terms of this letter please copy the content of the same on Your letter and send it to us duly signed for acceptance by your authorised representatives.

Yours faithfully,

[SIGNED]

/s/ Mark Kightley
AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A.”

*            *             *

Yours faithfully,

/s/ Edith Lusson

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SCHEDULE 1

AMENDED AND RESTATED

ITALIAN SERVICING AGREEMENT

STUDIO LEGALE ASSOCIATO IN ASSOCIAZIONE CON CLIFFORD CHANCE

AVIS BUDGET ITALIA S.P.A. FLEETCO S.A.P.A.

AS ITALIAN FLEETCO

AVIS BUDGET ITALIA S.P.A.

AS ITALIAN SERVICER

AND

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

AS FLEETCO SECURITY AGENT

AMENDED AND RESTATED

ITALIAN SERVICING AGREEMENT

ITALIAN SERVICING AGREEMENT dated 5 March 2013.

BETWEEN:

(1)	AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. (formerly, Avis Autonoleggio S.p.A. Fleet Co. S.A.p.A.), a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, Italy, fiscal code, VAT code and companies’ register of Bolzano number 097550851009, with a share capital equal to Euro 120,000 (the “Italian FleetCo”);

(2)	AVIS BUDGET ITALIA S.P.A. a joint stock company (società per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano,, fiscal code and companies’ register of Bolzano, number 00421940586, acting in the capacity of Italian servicer, with a share capital equal to Euro 480,000 (the “Italian Servicer”); and

(3)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK a bank incorporated pursuant to the laws of France with registered office at 9 quai du Président Paul Doumer, 92920 Paris, la Défense Cedex (France), registered with the Registre du Commerce et des Sociétés de Nanterre with number 304.187.701, in its capacity as security agent for the FleetCo Secured Creditors under the FleetCo Transaction Documents and as agent (mandatario com rappresentanza) acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement (the “FleetCo Security Agent”). The FleetCo Security Agent executes this Agreement for the sole purpose of taking advantage (profittare), pursuant to article 1411 of the civil code, of the provisions of this Agreement containing stipulations in its favour and in favour of the FleetCo Secured Creditors.

INTRODUCTION:

(A)	The Italian Servicer carries on the business of operating a vehicle rental business in Italy.

(B)	Italian FleetCo owns or will own Vehicles and lease them to Avis Budget Italia S.p.A. in its capacity as lessee under a master lease agreement dated the date hereof (as amended and/or restated from time to time, the “Italian Master Lease Agreement”).

(C)	The Italian Servicer has agreed to act as servicer to provide certain administrative services to Italian FleetCo in respect of, amongst other things, the Vehicles, in accordance with the terms of this amended and restated Agreement.

THE PARTIES AGREE AS FOLLOWS:

SECTION A

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.	DEFINITIONS

1.1	Definitions and interpretation

Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time and without regard to the governing law of the Master Definitions Agreement) and shall be governed by Italian law when used in this Agreement.

1.2	Common Terms

The Common Terms shall be incorporated by reference into this Agreement (other than clause 25 (Counterparts), which shall not be incorporated hereto). If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law.

For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with Italian law.

2.	PRINCIPLES OF INTERPRETATION

2.1	Construction of words

The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein and as if references therein to “this Agreement” were to this Agreement.

2.2	Inconsistencies with other Transaction Documents

If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

2.3	Meaning of “to ensure” or “to procure”

In this Agreement, where there is a reference to the giving of notices, performing of calculations, provision of documents, making of determinations and other administrative activities, in each case, to be carried out “to ensure” or “to procure” the compliance with or performance of certain terms in certain agreements, any such reference means the giving of all such notices, the making of all such calculations, the provision of all such documents, the making of all such determinations and all such other administrative activities as are required by the terms of such agreements to make such compliance or performance possible.

2.4	Meaning of “to arrange”

Where this Agreement states that the Italian Servicer is “to arrange” for a payment to be made, or other obligations to be performed, to or by Italian FleetCo or any other person, the Italian Servicer (unless expressly provided otherwise) shall be obliged to use best endeavours to make all the necessary arrangements within the Italian Servicer’s control required on the part of Italian FleetCo and/or of itself to facilitate such payment or performance and to the extent that it has done so shall have discharged its obligation “to arrange” for the relevant payment to be made or other obligation to be performed and shall not be liable as primary debtor, indemnitor, guarantor or otherwise as surety, in respect of such payment or other obligations.

2.5	Construction of “Lessee”

In this Agreement, any reference to the “Lessee” shall be deemed to be a reference to Avis Budget Italia S.p.A. acting as lessee under the Italian Master Lease Agreement.

2.6	Italian Servicer not regarded as payer

In this Agreement the Italian Servicer shall not be regarded as the “payer” merely by reason of it making necessary arrangements within the Italian Servicer’s control for the transmission or payment of funds.

2.7	Additional Rules

In this Agreement:

“Wilful misconduct” means dolo and “gross negligence”, colpa grave.

SECTION B

APPOINTMENT AND DELEGATION

3.	APPOINTMENT OF ITALIAN SERVICER

3.1	Appointment

Italian FleetCo hereby appoints the Italian Servicer in accordance with this Agreement to be the Italian Servicer, to provide the Services (as defined and set out in Schedule 1 (Services) hereto) in accordance with the terms of this Agreement with effect from the date hereof and the Italian Servicer accepts such appointment.

3.2	Conditions precedent

The appointment of the Italian Servicer pursuant to Clause 3.1 (Appointment) is subject to the satisfaction of all the conditions precedent required to be satisfied by the Lessee pursuant to clause 5.2 (Conditions precedent to the lease) of the Italian Master Lease Agreement and the receipt of the documents listed in Schedule 4 (Conditions Precedent Documents) of the Italian Master Lease Agreement, each in a form satisfactory to Italian FleetCo.

3.3	Italian Servicer’s agency limited

Nothing in this Agreement shall constitute Avis Budget Italia S.p.A. as a commercial agent (“agente di commercio”) to the benefit of Italian FleetCo.

3.4	Italian Servicer’s authority necessary to exercise of rights

In connection with the rights, powers and discretions conferred on the Italian Servicer under this Agreement, the Italian Servicer shall have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary in relation to the exercise of such rights, powers and discretions in relation to the performance of the relevant Services.

3.5	Servicing Standard

The Italian Servicer shall, at all times during the term of this Agreement, perform its obligations with all reasonable care, skill and diligence (“diligenza professionale”) and in the utmost good faith and in the same manner as it would service assets to which it was beneficially entitled and with at least the same care and skill that would be expected of a professional servicer of similar assets, as in accordance with article 1176, second paragraph, of the Italian Civil Code (the “Servicing Standard”).

3.6	No supervision

Italian FleetCo (acting through its directors or otherwise) will have no right of, and will not exercise any, supervision or control over any Italian Servicer’s employees (or any Sub-contractor’s employees or any employees of any subcontractor and/or partner of any Sub-contractor) while the same will perform the obligations of the Servicer (or of any Sub-contractor or any subcontractor and/or partner of any Sub-contractor) hereunder.

3.7	Safety at Work

3.7.1	The Italian Servicer and/or any of its Sub-Contractors and/or any subcontractor and/or partner of any of its Sub-Contractors shall perform the Services at their own respective premises, which are and will be outside of the business, business units or premises of Italian FleetCo and outside of the possession with legal title by Italian FleetCo (“luoghi sottratti alla giuridica disponibilità”) such that only the risks relating to their activity and only the security measures adopted by them in compliance with any Labour and Social Security Laws will apply to the workers performing the Services.

3.7.2	The Italian Servicer has made the risk evaluation and taken the security measures referred to in its safety at work evaluation and it represents and warrants that (i) such document qualifies as a risk evaluation document (“documento di valutazione dei rischi”) pursuant to Article 28 of Legislative Decree No. 81/2008 and (ii) there are not work interferences (“interferenze”), and thus no interference risks, between Italian FleetCo business and the Services and relating security measure, and therefore no security measures for eliminating or reducing interference risks have to be implemented nor costs have to be allocated in this regard under Article 26 of Legislative Decree No. 81/2008 and/or (iii) the Services have intellectual nature and (iv) the Services do not imply risks arising from the presence of carcinogenic, biological agents, explosive atmospheres, or particular risks described under Attachment XI of Legislative Decree No. 81/2008.

3.7.3	The above being understood, the Italian Servicer undertakes to implement the measures required under its safety at work evaluation, any prevention and protection measures against risks at the work place affecting the Services, and any prevention and protection interventions against the risks to which the Italian Servicer’s employees may be exposed.

4.	OUTSOURCING

4.1	The Italian Servicer may not delegate all or part of the Services to any person as its Sub-contractor other than (i) under sub-contracts to the extent that such sub-contracts are governed by foreign law, provided that the relevant services are performed outside the Italian territory by the employees of such entities forming part of the Avis Europe Group located outside the Italian territory, and that the laws of the relevant jurisdiction(s) would not create a Labour Claim, and/or (ii) under subcontracts with entities which undertake vis-à-vis the Italian Servicer obligations identical or similar to those undertaken by the Italian Servicer vis-à-vis Italian FleetCo under the Italian Servicing Agreement, and on the condition that:

4.1.1	the Italian Servicer reasonably believes that the Sub-contractor is capable of, and experienced in, performing the sub-contracted Services;

4.1.2	no cost shall be borne by Italian FleetCo in connection with such delegation;

4.1.3	the Italian Servicer shall maintain up-to-date records of the Services which have been delegated to any Sub-contractor, and such records shall contain the name and contact information of the Sub-contractor;

4.1.4	the Italian Servicer shall immediately inform Italian FleetCo of any Service delegated to any Italian resident Sub-Contractor by providing Italian FleetCo with any agreement regulating the delegation of such Services;

4.1.5	in delegating any of the Services to a Sub-contractor, the Italian Servicer shall act as a principal and not as an agent of Italian FleetCo and shall use reasonable skill and care in choosing a Sub-contractor;

4.1.6	the Italian Servicer shall not be released or discharged from any liability under this Agreement, and no liability shall be diminished, and shall remain primarily liable for the performance of all of the obligations of the Italian Servicer under this Agreement;

4.1.7	the performance or non-performance and the manner of performance by any Sub-contractor of any of the Services shall not affect the Italian Servicer’s obligations under this Agreement;

4.1.8	any breach in the performance of the Services by a Sub-contractor shall be treated as a breach of this Agreement by the Italian Servicer;

4.1.9	neither Italian FleetCo nor the FleetCo Security Agent shall have any liability for any act or omission of any Sub-contractor and shall have no responsibility for monitoring or investigating the suitability of any Sub-contractor;

4.1.10	the Italian Servicer must disclose information to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) regarding any subcontract in relation to the performance of the Services, as soon as possible after this subcontract is signed with a new Sub-contractor;

4.1.11	the Italian Servicer must procure from any Sub-contractor an undertaking to provide the Italian Servicer on a quarterly basis with a declaration, to be disclosed to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) from their authorised officers or representatives certifying compliance with Labour Payments (should the Sub-contractor fail to do so, it will have a grace period of 15 (fifteen) days to remedy such failure, following which the subcontract may be terminated with immediate effect or Italian FleetCo may obtain from the Italian Servicer the payment of EUR 3,000); and

4.1.12	to the extent that the Italian Servicer retains the services of third parties to transport Vehicles belonging to Italian FleetCo in respect of which the lease has expired pursuant to the Italian Master Lease Agreement, and provided that such Vehicles are transported in connection with the provision of the Services, the Italian Servicer shall promptly send or cause to be sent to each transporter at the latest on the date on which the first aforementioned Vehicle is transported by such transporter, a notice confirming the ownership of the Vehicles by Italian FleetCo.

4.2	The Italian Servicer shall (i) notify the Transaction Agent and the FleetCo Security Agent of the identity of any such delegate, and (ii) provide a copy of any sub-delegation agreement to the Transaction Agent and the FleetCo Security Agent as soon as reasonably practicable after it is entered into.

5.	GRANT OF POWERS OF ATTORNEY

Italian FleetCo shall from time to time upon receipt of request by the Italian Servicer, promptly give to the Italian Servicer any powers of attorney, substantially in the form set out in Schedule 8 (Form of Power of Attorney to the Italian Servicer), or other written authorisations or mandates and instruments as are reasonably necessary to enable the Italian Servicer to perform its obligations under this Agreement. Such powers of attorney shall cease to have effect when the Italian Servicer ceases to act as servicer under this Agreement.

6.	LIABILITY AND FORCE MAJEURE (FORZA MAGGIORE)

6.1	Liabilities

The Italian Servicer shall not be liable in respect of any Liabilities suffered or incurred by Italian FleetCo or the FleetCo Security Agent as a result of the performance of its obligations under this Agreement save where such Liability is suffered or incurred as a result of any gross negligence, fraud or wilful default of the Italian Servicer or a Sub-contractor or any material breach by them of the provisions of this Agreement (including any breach under Clause 3.5 (Servicing Standard)).

6.2	Italian Servicer not liable for obligations

Subject to Clause 6.1 (Liabilities) but notwithstanding any other provisions of this Agreement, if the Italian Servicer is rendered unable to carry out any of its obligations under this Agreement as a result of:

6.2.1	failure by a FleetCo Secured Creditor to comply with any of its obligations under a Relevant Transaction Document; or

6.2.2	it being prevented from so doing by any Regulatory Direction or any Requirement of Law (other than arising as a result of an Insolvency Event in respect of the Italian Servicer); or

6.2.3	the occurrence of a Force Majeure Event,

the Italian Servicer shall not be liable for any failure to carry out such obligations for so long as it is so prevented, provided that this Clause shall not apply if such event arises as a result of a wilful misconduct, fraud, gross negligence or breach of an agreement by the Italian Servicer or its Sub-contractor.

6.3	Italian Servicer to minimise loss

Notwithstanding that in the circumstances specified in Clause 6.2 (Italian Servicer not liable for obligations) it is relieved from liability for failure to perform its obligations under this Agreement, the Italian Servicer shall take such reasonable steps as are available to it (if any) to meet such obligations while such circumstances subsist and shall take such reasonable steps as are available to it in its sole discretion to procure that such event ceases to occur and/or that any loss resulting from any such event is minimised, including the installation and use of back-up information technology systems.

6.4	Italian Servicer notice of failure to carry out obligations

If the Italian Servicer is prevented from carrying out any of its obligations under this Agreement as a result of any event referred to in Clause 6.2 (Italian Servicer not liable for obligations), the Italian Servicer shall give notice to Italian FleetCo and the Transaction Agent and FleetCo Security Agent as soon as reasonably practicable after being so prevented detailing the particulars of such event and, as soon as reasonably practicable thereafter, upon written request of Italian FleetCo, the Transaction Agent and the FleetCo Security Agent, a notice indicating the steps, if any, which the Italian Servicer proposes to take pursuant to Clause 6.3 (Italian Servicer to minimise loss).

6.5	Vehicle Loss

If a loss, damage, theft, destruction, attachment, seizure, confiscation or other Liability is suffered with respect to a Vehicle that is subject to the Services but not subject to a lease under the Italian Master Lease Agreement (“Vehicle Loss”), however caused or occasioned, the Italian Servicer shall bear the risk of such Vehicle Loss and indemnify Italian FleetCo forthwith for Liabilities suffered in relation thereto, and may assert such claims or other appropriate actions which it considers to have a reasonable prospect of success on behalf of Italian FleetCo or itself, after taking into account the desirability of pursuing such claim and the costs of such action, as may be required to recover such Vehicle Loss from the party responsible for such Vehicle Loss.

6.6	Privacy law provisions

6.6.1	Italian FleetCo hereby appoints, pursuant to and for the purpose of article 29, paragraphs 1 and 3 of the Privacy Code, the Italian Servicer, and the Italian Servicer accepts such appointment, as responsible (responsabile del trattamento) (the Italian Servicer in such capacity, a “Privacy Law Responsible Person”) for the treatment of the personal data from time to time transferred to the Italian Servicer pursuant to this Agreement and the Italian Servicer agrees to follow the instructions given by Italian Fleetco in relation to such treatment as set out in Schedule 9 (Atto di nomina del responsabile del trattamento dei dati personali).

6.6.2	The Privacy Law Responsible Person undertakes to comply with and fulfil, in the name and on behalf of Italian FleetCo, any requirement and formality set out under the Privacy Code in connection with the Services provided hereunder. In particular, in the context of these obligations, the Privacy Law Responsible Person shall take all reasonable actions in order to:

(a)	duly comply at any time with the relevant provisions of the Privacy Code;

(b)	keep the relevant data subjects, including the relevant Vehicle Manufacturers and Vehicle Dealers, informed of the treatment which will be made of their personal data and of the possibility to communicate such data to categories of addressees which include Italian Fleetco, financial and leasing companies, banks and special purpose vehicles, according to the relevant provisions of the Privacy Code;

(c)	notify, where necessary, such data subjects of the transfer (if any) of their personal data in accordance with article 13 of the Privacy Code; and

(d)	promptly respond to any requests filed by any persons interested in the process in accordance with the provisions of article 7 et seq. of the Privacy Code concerning the “rights of the interested party”.

6.6.3	The Italian Servicer undertakes to fully co-operate with Italian FleetCo in order to ensure that all the procedures and formalities from time to time necessary or expedient in relation to the transfer of all the data and information in order to comply with any law on personal data protection and confidentiality including, but not limited to, the provisions of the Privacy Code. The Italian Servicer shall hold harmless and indemnify Italian FleetCo for any expenses, costs (including legal costs and fees), indemnities, damages or penalties incurred by Italian FleetCo (save when such expenses, costs (including legal costs and fees), indemnities, damages or penalties arise from the wilful misconduct (dolo) or gross negligence (colpa grave) of Italian FleetCo) as well as for any judicial or regulatory claims commenced or threatened in writing against Italian FleetCo for any breach (whether presumed or grounded) of the rules of personal data protection and confidentiality.

6.7	Labour and tax matters

6.7.1	Statements, forms and bulletins

Before any payment for the Italian Servicer Fee (as defined in Clause 10 (Italian Servicer Fees) of this Agreement), the Italian Servicer must provide Italian FleetCo, the FleetCo Security Agent and the Transaction Agent:

(a)	upon commencement of the Services and on a quarterly basis, with a summary specifying the names of the employees involved in the Services, their remuneration, insurance and social security contributions with respect to the Italian Servicer and/or any of its Sub-Contractors and/or any subcontractor and/or partner of any of its Sub-Contractors (the “Relevant Servicers”) involved in the Services;

(b)	on a quarterly basis, with a declaration stating the Relevant Servicers’ compliance with Labour Payments (should the Italian Servicer fail to do so, it will have a grace period of 15 (fifteen) days to remedy such failure, following which this Agreement may be terminated with immediate effect or Italian FleetCo may obtain by the Italian Servicer the payment of EUR 10,000);

(c)	on a quarterly basis, with a DURC (Documento Unico di Regolarità Contributiva) certificate issued by the competent social security authority with respect to any Relevant Servicers’ involved in the Services;

(d)	on a monthly basis, with a copy of the output VAT register (registro IVA vendite) giving evidence of the correct and timely recording of any invoices issued for the Services supplied by any Relevant Servicers’ involved in the applicable Services;

(e)	on a monthly basis, with a copy of the periodical VAT settlement (liquidazioni IVA periodiche) covering the period during which the Services are supplied together with the related VAT payment forms (Modello F24) by any Relevant Servicers’ involved in the applicable Services;

(f)	on a monthly basis, with a copy of the payment forms (Modello F24) relating to the Italian withholding tax on income from employment under article 23 of Presidential Decree N°. 600 of 29 September 1973 (“WHT”) in execution of the Services by any Relevant Servicers ; and

(g)	by 28 February of each year for which this Agreement is in force, with copy of the certificate (c.u.d. certificazione unica) attesting any WHT paid in execution of the Services by any Relevant Servicers as withholding agent.

For the purposes of this Clause 6.7.1, any document or information shall be provided by the Italian Servicer by the last day of the month following the period to which the document refers.

The Parties agree that, as an alternative to the delivering of the documentation as provided for by this Clause 6.7.1, letters from (d) to (g), the payments of the related VAT and WHT made by the Relevant Servicers involved in the applicable Services can be evidenced by means of a statement released from time to time, and delivered by the Italian Servicer to Italian FleetCo, by a person appointed by each Relevant Servicers involved in the applicable Services among the persons referred to in Article 3, paragraph 3, letter (a), of Presidential Decree N°. 322 of 22 July 1998 or Article 35, paragraph 1, of Legislative Decree N°. 241 of 9 July 1997. The Italian Servicer must provide Italian FleetCo with the relevant statement, with a copy to the FleetCo Security Agent and the Transaction Agent, before any payment for the Italian Service Fee (as defined in Clause 10 (Italian Servicer Fees) of this Agreement).

This Clause 6.7.1 is executed in accordance with the law applicable as at the date of execution. The Parties undertake to renegotiate in good faith the terms and conditions of this Clause 6.7.1 in the event the law applicable to this Clause 6.7.1 changes after execution.

6.7.2	Inspections and documentary evidence of payment

Italian FleetCo shall be entitled to (or may for this purpose instruct any professional to), at any time, during usual business hours and upon 15 (fifteen) days prior written notice, inspect within the offices of the Italian Servicer and make photocopies of all documentary evidence of the Italian Servicer’s fulfilment of the relevant payment obligations due by it in application of Labour and Social Security Laws (including, but not limited to, payroll review and the corresponding bank transfers to the employees or the payrolls effectively delivered to the employees, labour related documentation if needed, updated lists of employees engaged in the performance of this Agreement, hiring book (libro unico del lavoro), DM10 forms, F24 forms, CUD statement, insurance policies and pension schemes, including any supplementary pension schemes, and evidence of the relating payments), provided that no more than two inspections referred to in this paragraph may be instigated by the Italian FleetCo during the same calendar year unless such inspection is instigated as a result of any existing failure or misrepresentation by the Italian Servicer under this Agreement.

6.7.3	Non delivery

Upon failure by the Italian Servicer to comply with or perform any of its delivery obligations set out in Clause 6.7.1 (Statements, forms and bulletins), letters from (a) to (c) above (to the extent, however, that the relevant document has been provided to the Italian Servicer by the relevant competent authorities, unless the Italian Servicer has failed to duly request the relevant document to the competent authorities and subject to a 5 (five) Business Days cure period from the receiving of that relevant document from the competent authorities) it will pay, on demand of and to the Italian FleetCo, a fixed amount of €100,000 (subject to (i) downward adjustment with the prior consent of the FleetCo Security Agent or (ii) upwards adjustment upon request of rating agencies) by way of indemnity.

6.7.4	Inspection failure

Without prejudice to the foregoing, should:

(a)	the Italian Servicer fail to provide the Italian FleetCo (or any professional instructed by it) with any document which may be reasonably required during any inspection under Clause 6.7.2 (Inspections and documentary evidence of payment) above; and

(b)	the lack of such document result in a material liability risk according to Italian FleetCo (or any professional instructed by it), acting reasonably,

then the Italian Servicer shall immediately pay, on demand of and to Italian FleetCo, a fixed amount of €100,000 (subject to (i) downward adjustment with the prior consent of the FleetCo Security Agent or (ii) upwards adjustment upon request of rating agencies) by way of indemnity.

Such an amount shall be increased (by way of additional payment to Italian FleetCo) or decreased (by way of repayment to the Italian Servicer of the relevant amounts paid by the Italian Servicer, including those paid pursuant to

Clause 6.7.3 (Non delivery) (if paid in relation to the same liability risk), subject to the terms of the Framework Agreement), as the case may be, on the date on which the Italian FleetCo (or any professional instructed by it) is able to precisely determine any relevant Labour Payments and/or Labour Claim (or the absence of any such liability risk, should the Italian Servicer be able to clearly demonstrate that it has punctually made all Labour Payments and/or that there is no Labour Claim in connection with the liability risk referred to above) to an amount equal to such Labour Payments and/or Labour Claims.

6.7.5	Non-covered risk

If it turns out from any inspection or information request that:

(a)	the Italian Servicer has not punctually made any of the Labour Payments including payments due by it in application of labour or any social security laws and regulations and applicable collective bargaining agreements and/or there are Claim(s) asserted; and

(b)	the Italian Servicer has not paid the amount it should have paid to Italian FleetCo had such fact or information been fully and duly disclosed,

then the Italian Servicer shall pay to the Italian FleetCo, within ten (10) Business Days from receipt of the inspection report or information requested, an amount equal to the amounts claimed or at stake (as such amount will be conclusively determined by the Italian FleetCo, after having discussed such calculation in good faith with the Italian Servicer, on the basis of the detailed conclusions of the relevant inspection (a copy of which shall be provided to the Italian Servicer) or of the information it has received and taking into account all amounts (including any fixed amount) already paid (if any) to cover such Labour Payment and/or Labour Claim(s)).

The Italian FleetCo shall repay such amount to the Italian Servicer only (i) when, in relation to the event which gave rise to the payment of such amount, the Italian Servicer is able to clearly demonstrate that it has punctually made all Labour Payments and/or that there is no Labour Claim in connection therewith, and (ii) subject to the terms of the Framework Agreement.

6.7.6	Suspension of payments

Without prejudice to the foregoing, Italian FleetCo shall have the right to suspend any payments under Clause 10 (Italian Servicer Fees) until Italian FleetCo has verified that the Italian Servicer has provided it with all the requested documentation.

SECTION C

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.	REPRESENTATIONS AND WARRANTIES

The Italian Servicer makes (i) the representations and warranties it makes under clause 3.2 (Representations and Warranties of the Avis Obligors) of the Framework Agreement at the times set out in the Framework Agreement and (ii) the representations and warranties of this Clause 7 to Italian FleetCo and the FleetCo Security Agent on the terms set out below, on the Effective Date, on each Lease Determination Date and on each Lease Payment Date, with reference to the facts and circumstances then existing, that:

7.1	Solvency

no Insolvency Event has occurred in respect of the Italian Servicer;

7.2	No Cross Default

to the best of the Italian Servicer’s knowledge and belief, it is not in breach of or default under any agreement, indenture, contract, mortgage, deed or other instrument to which it is a party or which is binding on it or any of its assets, (i) where such agreement, indenture, contract, mortgage, deed or other instrument relates to Financial Indebtedness, the aggregate amount of such Financial Indebtedness exceeds EUR 30,000,000 (or its equivalent in any other currency); or otherwise (ii) where such breach or default would reasonably be expected to have a Material Adverse Effect in respect of the Italian Servicer (as if references in the definition of Material Adverse Effect to Dutch FleetCo, Italian FleetCo and the Issuer were a reference to the Italian Servicer);

7.3	Arm’s Length Transactions

this Agreement has been entered into by the Italian Servicer in good faith for the benefit of the Italian Servicer and on arm’s length commercial terms;

7.4	Insurances

neither the Insurance Policies (as defined in the Italian Master Lease Agreement) nor any part thereof are subject to any Security;

7.5	No self-contained or functionally autonomous activity division

The internal organisation and management of the Italian Servicer is and will continue to be such that:

7.5.1	its employees dealing with any Service hereunder are also in charge of other tasks in the course of its own car rental activity and are not managed by a separate management;

7.5.2	no Service is carried out in separate premises and/or benefits from an autonomous accounting and budget;

7.5.3	it uses its tangible assets and/or intangible assets for its own activities in Italy and not only for the sole performance of its obligations under this Agreement; and

7.5.4	its performance of the Services are ancillary to (and therefore not distinct from) its own car rental activity.

8.	COVENANTS

The Italian Servicer covenants from the date hereof to Italian FleetCo and the FleetCo Security Agent, on the terms set out below, that:

8.1	Compliance with Relevant Transaction Documents

it will at all times comply with and perform all its obligations under the Relevant Transaction Documents (to which it is a party) and use all reasonable efforts to procure that Italian FleetCo complies with and performs all its obligations under the Relevant Transaction Documents;

8.2	Notification

it shall promptly, upon becoming aware of any:

8.2.1	breach of any of the representations and warranties in Clause 7 (Representations and Warranties);

8.2.2	breach of any undertaking given by the Italian Servicer (in such capacity) under this Agreement;

8.2.3	FleetCo Event of Default;

8.2.4	expiry or termination (without renewal or replacement of contract with the same Vehicle Manufacturer and/or Vehicle Dealer) of a Vehicle Manufacturer Buy-Back Agreement or Vehicle Dealer Buy-Back Agreement with a Vehicle Manufacturer and/or Vehicle Dealer;

8.2.5	Potential Servicer Termination Event; and

8.2.6	Servicer Termination Event,

notify Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) of the occurrence of any such event and (in connection with an event under sub-clauses 8.2.1, 8.2.2 and 8.2.5) the action the Italian Servicer proposes to take with respect thereto and, to the extent that Italian FleetCo has an obligation to deliver notices required by a Relevant Transaction Document in relation to such event, deliver such notices on behalf of Italian FleetCo in accordance with the terms of such Relevant Transaction Document to which the Italian Servicer is a party, and do all other things and make all such arrangements as are permitted and necessary pursuant to such Relevant Transaction Document in relation to such event and it shall send a copy of all such notifications and/or communications to the FleetCo Security Agent, Italian FleetCo and the Transaction Agent;

8.3	Delivery of Certificate

Upon delivery of the annual financial statements of the Italian Servicer by the Central Servicer pursuant to clause 4.2.18 of the Framework Agreement, the Italian Servicer shall deliver to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) a certificate from an Authorised Signatory of the Italian Servicer stating whether there exists on the date of the certificate any condition or event which then constitutes a Potential Servicer Termination Event or Servicer Termination Event, and, in the case of a Potential Servicer Termination Event, specifying the action that the Italian Servicer proposes to take with respect thereto;

8.4	No Assignment

without prejudice to Clause 4 (Outsourcing), the Italian Servicer shall not assign its rights or novate any of its obligations under this Agreement other than pursuant to or as contemplated in any Relevant Transaction Document;

8.5	Instructions

following a Servicer Termination Event, it shall comply with any reasonable directions, orders or instructions which Italian FleetCo or the FleetCo Security Agent may from time to time give in accordance with this Agreement (and in the event of conflict, those of the FleetCo Security Agent shall prevail);

8.6	Repossession or disposal of Vehicles

following the Liquidation Agent being directed by the Transaction Agent to dispose of any Vehicles in Italy in accordance with the Liquidation Agent Agreement, it shall not lodge any appeal or take any action to prejudice such repossession or disposal procedure; and

8.7	Charge Costs

it shall ensure that Italian FleetCo has sufficient funds to pay the Charge Costs on or prior to the date upon which the purchase price of the Vehicles becomes due and payable.

9.	ITALIAN FLEETCO COVENANT

Italian FleetCo covenants that, following the retention of the Target Corporate Profit Amount and the payment of any necessary Taxes therefrom, it will declare and pay a dividend to its shareholders in an amount equal to the Monthly Target Corporate Profit Amount less such Taxes.

SECTION D

FEES, COSTS AND EXPENSES

10.	ITALIAN SERVICER FEES

As consideration for the provision to Italian FleetCo of the relevant Services by the Italian Servicer (including, for the avoidance of doubt, those Services also set out in the Italian Mandate Agreement), Italian FleetCo shall pay on a monthly basis, on each Lease Payment Date, in accordance with the FleetCo Priority of Payments, a fee (exclusive of VAT) in arrear to the Italian Servicer in respect of the Related Month in an amount equal to [REDACTED] per annum, payable at one-twelfth of the annual rate, of the Net Book Value as of the last day of the preceding calendar month of the Vehicles of Italian FleetCo as detailed in the relevant Fleet Report(s) (the “Italian Servicer Fee”).

11.	COSTS AND EXPENSES

11.1	Italian FleetCo to reimburse Italian Servicer for Liabilities

Italian FleetCo will reimburse the Italian Servicer on each Lease Payment Date, in accordance with the FleetCo Priority of Payments, in respect of all Liabilities incurred by the Italian Servicer in such capacity or on behalf of Italian FleetCo pursuant to this Agreement in respect of the Related Month, provided that, for the purposes of this Clause 11.1, “Liabilities” shall not include payments made (or to be made hereunder) by the Italian Servicer by way of indemnity or otherwise hereunder to Italian FleetCo, including payments in connection with Vehicle Loss pursuant to Clause 6.5 (Vehicle Loss) or the disposal of the Non-Eligible Vehicle pursuant to Schedule 1, Part A, paragraph 2.2 or any Liabilities incurred by the Italian Servicer other than in accordance with this Agreement or which the Italian Servicer has incurred as a result of a breach of, or failure to perform under, this Agreement.

11.2	Unreimbursed costs and expenses to bear interest

11.2.1	If Italian FleetCo fails to pay any amount payable by it under this Agreement on its due date, without prejudice to any other remedies of the Italian Servicer, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to, 1.00% per annum during the period of non-payment.

11.2.2	Any interest accruing under sub-clause 11.2.1 shall be payable by Italian FleetCo to the Italian Servicer, in accordance with and on the dates specified in the FleetCo Priority of Payments.

12.	PAYMENT MECHANICS

12.1	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

12.2	Currency of account

EUR is the currency of account and payment for any sum due from one Party to another under this Agreement.

12.3	Set-off

All payments required to be made by any Party under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim except that any fees and expenses or other amounts due and payable by (i) Italian FleetCo to the Italian Servicer or (ii) the Italian Servicer to Italian FleetCo, shall be reduced by any amount owed by, as the case may be, the Italian Servicer in such capacity or as Lessee to Italian FleetCo, or Italian FleetCo to the Italian Servicer or the Lessee at such time under this Agreement or Italian Master Lease Agreement.

12.4	After-tax basis

All indemnities in this Agreement are given on an after-tax basis, which shall mean that any party liable to make a payment under an indemnity (“Payer”) shall pay such amount (the “Payment”) to the other party (“Payee”) and shall ensure that the Payee is, so far as is practically possible, restored to the same position as it would have been in had the matter giving rise to the Payer’s obligation to make the Payment not arisen and, accordingly, the amount of the Payment shall take into account inter alia (a) the amount of any deduction against profits (or tax) arising to the Payee which results from the matter giving rise to the Payment and (b) whether the Payment is subject to tax in the Payee’s hands.

SECTION E

TERMINATION OF SERVICER’S APPOINTMENT

13.	SERVICER TERMINATION EVENTS

13.1	Termination by notification

At any time:

13.1.1	Italian FleetCo is entitled to withdraw from this Agreement for any reason whatsoever upon giving 60 days’ notice to the Italian Servicer (with a copy to the Transaction Agent) and upon receiving consent to withdraw from the FleetCo Security Agent. The Italian Servicer expressly waives any indemnity rights vis-à-vis Italian FleetCo in respect of expenses, fees and loss of profits to which it will be entitled as a consequence of such withdrawal under Italian law, including pursuant (but not limited) to Article 1671 of the Italian Civil Code; and

13.1.2	following one or more of the following events (each a “Servicer Termination Event”):

(a)	the occurrence of an Opco Event of Default;

(b)	a Master Lease End Date occurs as a result of the occurrence of a Master Lease Termination Event in relation to any Master Lease Agreement to which such Italian Servicer acts as servicer for Italian FleetCo;

(c)	if the Italian Servicer is prevented or severely hindered for a period of 60 (sixty) days or more from complying with its obligations under this Agreement as a result of a Force Majeure Event and such Force Majeure Event continues for 30 (thirty) Business Days after written notice of such Force Majeure Event has been given by the FleetCo Security Agent,

Italian FleetCo (with prior consent of the FleetCo Security Agent) and/or the FleetCo Security Agent may terminate the appointment of the Italian Servicer under this Agreement by giving not less than 5 (five) days’ written notice (a “Servicer Termination Notice”) to the Italian Servicer (with a copy to the Italian FleetCo Account Bank and the Transaction Agent), which termination shall take effect on (but not prior to) the earlier to occur of the following events:

(d)	the FleetCo Security Agent notifies the Italian Servicer that alternative servicing and vehicle recovery arrangements have been implemented which are satisfactory to the FleetCo Security Agent; and

(e)	(i) the leases, pursuant to the Italian Master Lease Agreement, relating to the Vehicles in the Relevant Jurisdiction, which are the subject of the Services under this Agreement, have been or will be, simultaneously with the termination of the Italian Servicer’s appointment, terminated or expire in accordance with the provisions thereof.

provided that, notwithstanding any of the above, (i) if the Italian Servicer has breached any of its Servicing Obligations (as that term is defined in the Parent Guarantee), no Servicer Termination Event shall be deemed to occur if and to the extent that the Parent has performed its obligations under the Parent Guarantee, and (ii) if the Italian Servicer has breached any payment obligation, no Servicer Termination Event shall be deemed to occur if and to the extent that Finco has performed its obligations under the Finco Payment Guarantee, and in each case the appointment of the Italian Servicer shall continue in full force and effect.

13.2	Resignation

The Italian Servicer may, by giving not less than 30 (thirty) days’ written notice to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent), resign as Italian Servicer, provided that, a replacement Italian Servicer satisfactory to the FleetCo Security Agent and Italian FleetCo has been or will, simultaneously with the termination of the Italian Servicer’s appointment under this Agreement, be appointed.

13.3	Termination on Final Maturity Date

Unless previously terminated in accordance with Clause 13.1 (Termination by notification) or Clause 13.2 (Resignation), the appointment of the Italian Servicer under this Agreement shall terminate on the earlier of the Final Maturity Date and the date on which all FleetCo Advances are repaid in full and the FleetCo Italian Facility Agreement is terminated.

14.	OBLIGATIONS OF ITALIAN SERVICER AFTER TERMINATION

14.1	Italian Servicer to deliver records

On the Servicer Termination Date, the Italian Servicer shall (save as prohibited or required otherwise by any Requirement of Law or any Regulatory Direction) promptly deliver to the order of or make available to (and in the meantime shall hold to the order of) the FleetCo Security Agent (with a copy to the Transaction Agent and the Liquidation Agent, or as it may direct) and Italian FleetCo the Servicer Records and the Vehicle Documents (provided that the Italian Servicer shall have the right to promptly make and retain such copies of any such records as it desires at its own cost and provided that the exercise of such right shall not materially delay the return of such documents to Italian FleetCo) and any other assets of Italian FleetCo then held by it.

14.2	Italian Servicer to cooperate with FleetCo before termination

If a notice of termination or resignation of the appointment of the Italian Servicer under the provisions of Clause 13 (Servicer Termination Events) is validly given, the Italian Servicer shall, both prior to and after such termination or resignation becomes effective, co-operate with Italian FleetCo and the FleetCo Security Agent to ensure that any replacement Italian Servicer has all the documents and information it requires in order to fully perform the Services and the Italian Servicer agrees to co-operate with Italian FleetCo, the FleetCo Security Agent and any replacement Italian Servicer to effect such replacement and, on or prior to the termination of this Agreement, to facilitate the obtaining of new FleetCo Accounts Mandates for the Italian Transaction Account as soon as reasonably practical to enable Italian FleetCo, the FleetCo Security Agent and any replacement Italian Servicer to operate such Italian Transaction Account.

14.3	Obligations of Italian Servicer from Servicer Termination Date

From the Servicer Termination Date:

14.3.1	all authority and power of the Italian Servicer under this Agreement shall be terminated and shall be of no further effect;

14.3.2	the Italian Servicer shall no longer hold itself out in any way as the agent of Italian FleetCo;

14.3.3	the rights and obligations of the Italian Servicer under this Agreement and any obligations of Italian FleetCo and the FleetCo Security Agent to the Italian Servicer shall cease but the relevant termination shall be without prejudice to:

(a)	any rights, liabilities or obligations of the Italian Servicer hereunder incurred or arising prior to and up to the Servicer Termination Date;

(b)	any rights, liabilities or obligations of Italian FleetCo or the FleetCo Security Agent incurred or arising prior to and up to the Servicer Termination Date; and

(c)	any of the Italian Servicer’s obligations under this Clause 14.

14.4	Fees and other amounts owed to Italian Servicer

Subject always to Clause 27 (Non-Petition and Limited Recourse) of the Framework Agreement, the Italian Servicer shall be entitled to receive all fees and other monies accrued and owing to it under this Agreement (whether or not due and payable) pro-rated up to the Servicer Termination Date but shall not be entitled to any compensation which accrues after the Servicer Termination Date. Without prejudice to Italian FleetCo’s rights under Clause 12.3 (Set-Off), any monies so receivable by the Italian Servicer shall be paid by Italian FleetCo at the times on which they would otherwise have fallen due under this Agreement.

14.5	Appointment of a new Italian Servicer

Following the termination of the appointment of the Italian Servicer, no other person may be appointed to act as a replacement Italian Servicer under the terms of this Agreement or any other agreement unless the replacement Italian Servicer is resident for tax purposes only in Italy.

SECTION F

MISCELLANEOUS

15.	ENTIRE AGREEMENT

15.1	Entire Agreement

This Agreement and any document referred to in this Agreement constitute the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

15.2	No Waiver

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. The discontinuance, abandonment or adverse determination of any proceedings taken by any party hereto to enforce any right or any provisions shall not operate as a waiver of, or preclude any exercise or enforcement or other exercise or enforcement by such party of, that or any other right or provision. No waiver shall be effective unless specifically made in writing and signed by the duly authorised officer of the party granting such waiver.

15.3	No reliance

Each party hereto agrees that:

15.3.1	it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in Clause 7 (Representations and Warranties), the Italian Master Lease Agreement or any other Relevant Transaction Document;

15.3.2	except in respect of an express representation or warranty under Clause 7 (Representations and Warranties), the Italian Master Lease Agreement or any other Relevant Transaction Document, it shall not have any claim or remedy (whether in equity, contract or tort, (responsabilità contrattuale o extrcontrattuale)) in respect of any misrepresentation or breach of warranty by any other party or in respect of any untrue statement by any other party, regardless of whether such misrepresentation, breach or untrue statement was made, occurred or was given prior to the execution of this Agreement.

16.	FURTHER ASSURANCE

Each of Italian FleetCo and the Italian Servicer shall (at such Party’s cost) do and execute, or arrange for the doing and executing of, each act, document and thing requested of it by the FleetCo Security Agent in order to implement and/or give effect to this Agreement.

17.	FLEETCO SECURITY AGENT PARTY TO AGREEMENT

17.1	Better preservation and enforcement of rights

Except where this Agreement provides otherwise, the FleetCo Security Agent has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement and shall not assume any liabilities or obligations under this Agreement unless such obligation or liability is expressly assumed by the FleetCo Security Agent in this Agreement.

17.2	FleetCo Security Agent has no responsibility

17.2.1	Except where this Agreement provides otherwise, the FleetCo Security Agent has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement and the Italian FleetCo Security Deed and the FleetCo Secured Creditors’ rights under the FleetCo Italian Facility Agreement and neither the FleetCo Security Agent nor the FleetCo Secured Creditors shall assume any liabilities or obligations under this Agreement unless such obligation or liability is expressly assumed by the FleetCo Security Agent only (and not the FleetCo Secured Creditors) in this Agreement.

17.2.2	The FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) shall not have any responsibility for any of the obligations of the other Parties and the other Parties acknowledge that the FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) has no such responsibility and that the FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) is entitled to the protections contained in and on the terms set out in this Agreement and the Framework Agreement. The FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) hereby declares that each of the FleetCo Security Agent and the FleetCo Secured Creditors accepts, for the purposes of article 1411 et seq. of the Italian Civil Code, the rights and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above-mentioned rights and benefits under this Agreement, the FleetCo Security Agent shall have no liabilities to, and will not assume or have any obligations of, any other party to this Agreement.

17.2.3	The Parties (other than the FleetCo Security Agent) acknowledge and accept that the Issuer has appointed the FleetCo Security Agent to act as its agent (mandatario con rappresentanza) under and in connection with the FleetCo Italian Facility Agreement, this Agreement and the other Transaction Documents governed by Italian law.

18.	CHANGE OF FLEETCO SECURITY AGENT

If there is an appointment of a replacement FleetCo Security Agent in accordance with the terms of the relevant FleetCo Deed of Charge, each of the Parties shall execute such documents and take such action as the successor FleetCo Security Agent and the outgoing FleetCo Security Agent may reasonably require for the purposes of vesting in the replacement FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) the benefit of this Agreement and the rights, powers and obligations of the FleetCo Security Agent (also acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) under this Agreement, and releasing the outgoing FleetCo Security Agent from its future obligations, if any, under this Agreement.

19.	SERVICES NON-EXCLUSIVE

19.1	Non-Exclusivity

Subject to the provisions of this Agreement, nothing in this Agreement shall prevent any Party from rendering services similar to those provided for in this Agreement to other persons, firms or companies or from carrying on any business similar to or in competition with the business of any of the Parties.

19.2	Existing Businesses

Nothing in this Agreement shall prevent any Party from carrying on its own business in the manner which it thinks fit, unless, by so doing, it would render itself unable to perform its obligations under this Agreement in the manner contemplated in this Agreement.

20.	NO PARTNERSHIP

Except where this Agreement provides otherwise, no provision of this Agreement creates a partnership between any of the Parties or makes a Party the agent of another Party for any purpose. Except where this Agreement provides otherwise, a Party has no authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose.

21.	CONTINUATION OF OBLIGATIONS

Except to the extent that they have been performed and except where this Agreement specifically provides otherwise, the warranties, representations, indemnities, and obligations contained in this Agreement remain in force after the date on which they were expressed to take effect until the date on which all obligations due or owing by Italian FleetCo under the Relevant Transaction Documents have been paid or discharged in full.

22.	ASSIGNMENT AND SUBCONTRACTING

22.1	Successors

This Agreement shall be binding upon and inure to the benefit of each Party and its or any subsequent successors, transferees and assigns.

22.2	Assignment

No Party may assign or transfer or purport to assign or transfer a right or obligation under this Agreement; except (a) where any Relevant Transaction Document provides otherwise, (b) with the prior written consent of the FleetCo Security Agent or (c) in connection with the grant of the Security by Italian FleetCo in any FleetCo Security Document.

22.3	Benefit

Each Party (other than the FleetCo Security Agent) is entering into this Agreement for its own benefit and not for the benefit of another person. The FleetCo Security Agent is entering into this Agreement for itself and on behalf of the Issuer.

22.4	Delegation

Except where this Agreement specifically provides otherwise, a Party may not subcontract or delegate the performance of any of its obligations under this Agreement.

23.	NON-PETITION AND LIMITED RECOURSE

In accordance with Clause 1.2 (Common Terms) the Parties agree that the provisions of Clause 27.1.2 (Non-petition against the FleetCos) and Clause 27.7.2 (Limited recourse against the FleetCos) are applicable to this Agreement, as if they were fully incorporated hereunder.

24.	OBLIGATIONS AS CORPORATE OBLIGATIONS

24.1	No recourse against shareholders and others

No party shall have any recourse against nor shall any personal liability attach to any shareholder, officer, agent, employee or director of Italian FleetCo, the Italian Servicer or the FleetCo Security Agent in its capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant, or agreement of Italian FleetCo, the Italian Servicer or the FleetCo Security Agent contained in this Agreement.

24.2	No liability for Obligations of Italian FleetCo

The parties, other than Italian FleetCo, shall not have any liability for the obligations of Italian FleetCo under the Relevant Transaction Documents and nothing in this Agreement shall constitute the giving of a guarantee, an indemnity or the assumption of a similar obligation by any of such other parties in respect of the performance by Italian FleetCo of such obligations.

25.	TIME OF THE ESSENCE

Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance of the Italian Servicer of its obligations under this Agreement.

26.	VALUE ADDED TAX AND STAMP TAXES

26.1	Sums payable exclusive of VAT

All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable on any supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

26.2	Payment of amounts in respect of VAT

Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority) the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT.

26.3	Costs and expenses

References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of credit or repayment) in respect of such VAT from any relevant Tax Authority.

26.4	Stamp Taxes

The Italian Servicer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify (on an after-tax basis) Italian FleetCo against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

27.	INSUFFICIENT RECOVERIES

If, or to the extent that, after the FleetCo Secured Property has been as fully as practicable realised and the proceeds thereof have been applied in accordance with the applicable FleetCo Priority of Payments, the amounts recovered on realisation of the FleetCo Secured Property are insufficient to pay or discharge amounts due from Italian FleetCo to the FleetCo Secured Creditors in full for any reason, Italian FleetCo will have no liability to pay or otherwise make good any such insufficiency, except to the extent that the corresponding claim results from gross negligence or wilful misconduct of Italian FleetCo.

28.	EXERCISE OF ITALIAN REPAYMENT OPTION

Immediately following the exercise of the Italy Repayment Option and payment in full of the amount specified in paragraph 6.2.2(ii) of the Framework Agreement, the Parties hereto agree that the FleetCo Security Agent shall cease to be a party to this Agreement and shall be automatically released from its obligations hereunder.

29.	AMENDMENT

This Agreement shall not be amended without the prior consent of the Parties hereto.

30.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from it shall be governed and construed in accordance with Italian law.

31.	JURISDICTION

With respect to any suit, action, dispute or proceedings relating to this Agreement and to any non-contractual obligations arising from or connected to it (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of Rome and agrees that Rome is the most appropriate and convenient courts to settle any suit, action, dispute or proceedings and accordingly neither party will argue to the contrary.

Nothing in this Clause 31 shall prevent Italian FleetCo or the FleetCo Security Agent taking any Proceedings in any other courts with jurisdiction. To the extent allowed by law, Italian FleetCo and/or the FleetCo Security Agent make take concurrent Proceedings in any number of jurisdictions.

32.	GOVERNING LANGUAGE

This Agreement is written in the English language. If this Agreement is translated into another language, the English text will prevail.

33.	EXECUTION

The Parties have executed this Agreement on the date stated at the beginning of this Agreement.

SCHEDULE 1

SERVICES

PART A

FLEET MANAGEMENT

1.	ITALIAN MANDATE AGREEMENT

The activities relating to the management of the Italian Vehicle Fleet are set out in the Italian Mandate Agreement and such Services are incorporated into this Agreement as if set out herein mutatis mutandis.

2.	ANY OTHER SERVICES

The Italian Servicer shall carry out any other services necessary for the proper implementation of the Italian Master Lease Agreement and this Agreement, and any other Transaction Document on behalf of Italian FleetCo that are not otherwise set out in this Schedule or the Italian Mandate Agreement, including, without limitation, conducting any calculations and the submission of any notices.

PART B

ADMINISTRATIVE MANAGEMENT SERVICES

1.	INSURANCE

1.1	The Italian Servicer shall monitor compliance by the Lessee of its obligations under clause 22.5 (Insurance) of the Italian Master Lease Agreement. If the Insurance Policies are not maintained by the Lessee, the Italian Servicer shall, if required to do so by Italian FleetCo, make arrangements in respect of the relevant Insurance Policy, as contemplated by clause 22.5.1 of the Italian Master Lease Agreement.

1.2	Upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, the Italian Servicer shall arrange for a claim to be filed on Italian FleetCo’s behalf with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion.

1.3	The Italian Servicer shall ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner in accordance with the requirements of the relevant Insurance Policy.

2.	FINANCIAL ACCOUNTS

2.1	Basis of Accounts

The Italian Servicer will, where required, assist with the preparation of a profit and loss account, balance sheet, Italian FleetCo’s financial statements, directors’ report and any other report or information in accordance with:

2.1.1	any Requirement of Law (including, without limitation, in accordance with any time limits thereunder); and

2.1.2	on a consistent basis in accordance with generally accepted accounting principles and practices in Italy,

so as to show a true and fair view of the assets and liabilities and profit and loss of Italian FleetCo at the end of Italian FleetCo’s financial year.

3.	TAX

3.1	Italian Servicer to prepare tax returns

3.1.1	The Italian Servicer shall, where necessary, assist with the preparation of any tax returns required to be filed by Italian FleetCo as required by any Requirement of Law, in each case on a prompt and timely basis and shall, where necessary, file such returns at least 5 (five) Business Days before such returns are due to be filed under an applicable Requirement of Law.

3.1.2	The Italian Servicer shall, where necessary, provide Italian FleetCo with administrative assistance in relation to compliance by Italian FleetCo with relevant tax legislation (including, without limitation, assistance in relation to the payment by Italian FleetCo of applicable taxes).

3.1.3	The Italian Servicer shall arrange for the payment of all corporate income tax and regional productive activities tax out of the Monthly Target Corporate Profit Amount standing to the credit of the Italian Transaction Account.

3.2	Italian FleetCo to furnish information

Italian FleetCo shall furnish the Italian Servicer with all such information as the Italian Servicer may reasonably require to enable it to perform its obligations under this paragraph 3.

3.3	Italian FleetCo to provide copy of receipt from Tax Authorities

Italian Servicer shall (i) provide to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) a copy of any receipt from the Tax Authorities confirming that Italian Servicer has made any payments on account of Tax to the Tax Authorities on behalf of Italian FleetCo, and (ii) provide a certification to Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) that the Tax liabilities of Italian FleetCo have been paid in full.

4.	VAT MANAGEMENT

4.1	The Italian Servicer shall, where necessary, provide Italian FleetCo with such administrative assistance as is necessary for Italian FleetCo to (i) comply with relevant VAT legislation (including, without limitation, assistance in relation to the preparation and filing of VAT returns, VAT refunds and the issue of VAT invoices and credit notes for VAT purposes) and (ii) assist in reviewing its election in to the Italian VAT Consolidation Tax Regime.

4.2	The Italian Servicer shall assist the Italian FleetCo in establishing the amounts payable to the Italian VAT Lender pursuant to clause 8.1.4 of the Italian VAT Loan Agreement.

5.	PROVISION OF CORPORATE SECRETARIAL SERVICES

The Italian Servicer shall perform, or procure the performance in respect of Italian FleetCo of, those duties usually performed by a corporate secretary and, without prejudice to the generality of the foregoing, the Italian Servicer shall in accordance with the instructions of Italian FleetCo:

5.1	prepare and despatch or procure the preparation and dispatching of all circulars or notices of general meetings and board meetings of the directors, proxies and other documents to all persons entitled to receive the same as Italian FleetCo may require, prepare and keep minutes of such meetings and keep and maintain the register of shareholders;

5.2	deal with all enquiries from any person requiring information concerning Italian FleetCo and deal with and reply to all correspondence and other communications addressed to Italian FleetCo as Italian FleetCo may reasonably request (in which case Italian FleetCo shall pass on all relevant correspondence promptly);

5.3	keep and maintain or procure that there are kept and maintained the accounts of Italian FleetCo and such other books and records (computerised or otherwise) as may be deemed necessary by the directors of Italian FleetCo or required by applicable law;

5.4	hold Italian FleetCo’s corporate seal (if any) or procure that it be held in safe custody and arrange for the affixing of the same to any documents that Italian FleetCo requires to be sealed; and

5.5	to the extent legally permissible, provide assistance and support in any judicial and non-judicial proceedings and disputes or in the settlement of any issue or dispute, either of legal, administrative, financial, fiscal, accounting or any other nature involving Italian FleetCo.

6.	MAINTENANCE OF LICENCES AND CONSENTS

6.1	Italian Servicer to prepare and submit applications

The Italian Servicer will prepare and submit on behalf of Italian FleetCo all necessary applications and requests for any approval, authorisation, consent or licence required under any Requirement of Law, in each case on a prompt and timely basis to enable Italian FleetCo to perform its obligations under the Relevant Transaction Documents and conducts its business.

6.2	Italian Servicer to notify litigation

Upon becoming aware of the same, the Italian Servicer shall promptly notify Italian FleetCo and the FleetCo Security Agent (with a copy to the Transaction Agent) of any litigation instituted or threatened against Italian FleetCo in which it is alleged that Italian FleetCo has breached the terms of any applicable law or regulation and, if adversely determined, would be reasonably likely to have a Material Adverse Effect in respect of Italian FleetCo.

7.	ARRANGING PAYMENTS AND PERFORMANCE

7.1	The Italian Servicer will arrange for Italian FleetCo to perform its payment and other administrative obligations (including the sending of any notices) under the Relevant Transaction Documents and the Vehicle Manufacturer Agreements and Vehicle Dealer Agreements to which it is a party in a timely manner in accordance with the relevant time limits specified in such documents and in accordance with the relevant provisions of such documents.

7.2	The Italian Servicer will assist Italian FleetCo, as far as is necessary, in declaring and paying the dividends which Italian FleetCo agrees to pay under Clause 9 (Italian FleetCo covenant) of this Agreement.

PART C

CASH MANAGEMENT, RECORDS AND INFORMATION REPORTING

1.	ESTABLISHMENT OF ACCOUNTS

1.1	The Italian Servicer shall ensure that it establishes the Italian Bank Accounts (on behalf of and in the name of Italian FleetCo) with the Italian FleetCo Account Bank which shall not commingle any monies of Italian FleetCo with any other monies or accounts whatsoever other than those of Italian FleetCo (excluding Excluded Payments).

1.2	The Italian Servicer shall ensure that the mandates relating to each Italian Bank Accounts opened on or before the Signing Date have been delivered to and accepted by the Italian FleetCo Account Bank.

1.3	The Italian Servicer hereby acknowledges that the Italian Bank Accounts are subject to an Italian law pledge thereon and that, notwithstanding any provision to the contrary in this Agreement, it shall not take any action which may be contrary to, or result in Italian FleetCo being in breach of any of its obligations or warranties under the relevant FleetCo Italian Security Document.

2.	OPERATION OF LEDGERS

2.1	The Italian Servicer shall ensure that it maintains ledgers (in Computer Readable Form) for the proper management of funds (the “Ledgers”) including, without limitation, ledgers relating to Italian FleetCo in respect of:

2.1.1	Rent and other amounts paid to Italian FleetCo under the Italian Master Lease Agreement (including as distinct line items, pre paid Rent in accordance with clause 17.1 (Prepayments) of the Italian Master Lease Agreement, Casualty Payments received from Lessee in accordance with clause 13.1 (Notification by Lessee and Casualty Payment) of the Italian Master Lease Agreement, Redesignation Amounts received from Lessee in accordance with clause 25 (Redesignation Events) of the Italian Master Lease Agreement, Early Termination Payments received from Lessee and Programme Vehicle Special Default Payments received from Lessee in accordance with clause 14.2 of the Italian Master Lease Agreement), in each case during the period starting on (and including) the previous Lease Determination Date and ending on (but excluding) the immediately following Lease Determination Date;

2.1.2	Eligible Receivables and Disposal Proceeds in respect of Vehicles turned back or sold (on a Vehicle by Vehicle, Vehicle Manufacturer by Vehicle Manufacturer and Vehicle Dealer by Vehicle Dealer basis);

2.1.3	interest (if any) received on any balance standing from time to time to the credit of any Italian Bank Accounts credited during the preceding calendar month;

2.1.4	the VAT charged or to be charged by Italian FleetCo on supplies of goods or services treated for Italian VAT purposes as made by Italian FleetCo in the relevant month (the “Monthly Output VAT Ledger”);

2.1.5	the VAT paid or to be paid by Italian FleetCo on supplies of goods or services treated for Italian VAT purposes as made to Italian FleetCo in the relevant month (the “Monthly Input VAT Ledger”);

2.1.6	excess output VAT transferred to Italian Opco under clause 6(b) of the VAT Sharing Agreement;

2.1.7	value received for excess input VAT transferred to Italian Opco under clause 6(a) of the VAT Sharing Agreement;

2.1.8	the principal amount of all FleetCo Advances made under the FleetCo Italian Facility Agreement;

2.1.9	the principal amount of all VAT Loan Advances made under the VAT Loan Agreement;

2.1.10	monies standing to the credit of any Italian Bank Accounts which constitute Excluded Payments;

2.1.11	the Monthly Target Corporate Profit Amount;

2.1.12	any amounts received from the Lessee as a prepayment of Variable Rent which represent Charge Costs in respect of a particular Vehicle;

2.1.13	amounts for which a provision is made on a Settlement Date in accordance with item (B), Part A, Part 5, Schedule 3 of the Framework Agreement (the “provisioned items ledger”); and

2.1.14	amounts which are Excluded Payments and are distributed in accordance with paragraph 8, Part C, Schedule 1 of this Agreement (the “Excluded Payments ledger”).

2.2	The Italian Servicer shall ensure that all Ledgers are updated on a regular basis.

Charge Costs ledger

2.3	The Italian Servicer shall maintain a separate ledger for Charge Costs in the Italian Transaction Account.

2.4	The Italian Servicer shall ensure that upon receipt of a prepayment (or portion) of Variable Rent from the Lessee which is to be used to satisfy Italian FleetCo’s obligation to pay Charge Costs in respect of a particular Vehicle, the Italian Servicer shall credit such amount to the Charge Costs ledger in the Italian Transaction Account.

2.5	The Italian Servicer shall not withdraw any amount from the Charge Costs ledger except for the sole purpose of paying the Vehicle Manufacturers and/or Vehicle Dealers in accordance with the relevant supplemental agreement to the Vehicle Purchasing Agreement.

2.6	Upon the date upon which any Charge Costs in respect of a particular Vehicle are due to be paid to the relevant Vehicle Manufacturer or Vehicle Dealer, the Italian Servicer

shall debit the respective Charge Costs from the Charge Costs ledger of the Italian Transaction Account, provided that such amounts have previously been received from the Lessee and credited to this ledger.

Italian Reserve Account

2.7	The Italian Servicer shall operate the Italian Reserve Account (if any) and create and maintain any necessary ledgers to evidence deposits and withdrawals of funds from this account.

3.	CHANGE OF ITALIAN FLEETCO ACCOUNT BANK

3.1	Change of Italian FleetCo Account Bank

3.1.1	If, in accordance with the terms of Italian Account Bank Agreement, (a) the Italian Servicer or Italian FleetCo wishes to terminate the appointment of the Italian FleetCo Account Bank, or (b) an Italian FleetCo Account Bank at which the Italian Bank Accounts are held tenders its resignation in accordance with the terms of clause 12.3 (Resignation of Italian FleetCo Account Bank) of the Italian Account Bank Agreement, the Italian Servicer shall ensure that:

(1)	in the case of paragraph 3.1.1 (a) only, Italian FleetCo obtains the prior written consent of the FleetCo Security Agent to effect such termination (such consent not to be unreasonably delayed or withheld by the FleetCo Security Agent), and, following the receipt of such consent, provides written notice of such termination to the relevant Italian FleetCo Account Bank not less than 30 (thirty) days prior to the proposed date of such termination;

(2)	Italian FleetCo appoints a successor to the relevant Italian FleetCo Account Bank in accordance with clause 12.4 (Successor Italian FleetCo Account Bank) of the Italian Account Bank Agreement; and

(3)	Italian FleetCo transfers the Italian Bank Accounts to a successor Italian FleetCo Account Bank.

3.2	Italian Servicer action on transfer of Italian Bank Accounts

Simultaneously with the transfer of the Italian Bank Accounts to a new Italian FleetCo Account Bank:

3.2.1	the Italian Servicer shall ensure that such new Italian Bank Accounts are secured in the same manner as the original Italian Bank Accounts are secured under the Italian FleetCo Security Documents and Italian FleetCo shall execute such documents and give such notices as may be required by the FleetCo Security Agent for that purpose; and

3.2.2	the provisions of this Agreement relating to the Italian Bank Accounts shall continue to apply to the new Italian Bank Accounts.

4.	OPERATION OF ITALIAN BANK ACCOUNTS

4.1	FleetCo funds

Any collections of Italian FleetCo deriving from:

(i)	the business financed through the FleetCo Italian Facility Agreement, shall be paid directly into the Italian Dedicated Financing Account in the manner set out, inter alia, in the Italian Account Bank Agreement and this Agreement; and

(ii)	the proceeds of the Italian FleetCo’s leasing activity and any other assets, proceeds or incomes other than those deriving from the business financed through the FleetCo Italian Facility Agreement, into the Italian Transaction Account, in accordance with the provisions of, inter alia, the Framework Agreement and the Italian Account Bank Agreement.

Upon the Italian Servicer becoming aware that any of such amounts is inadvertently deposited into any other Italian Servicer’s bank accounts, such amount shall be transferred by the Italian Servicer to, as the case may be, the Italian Dedicated Financing Account, with respect to the proceeds set out in sub-paragraph (i) above, and the Italian Transaction Account, with respect to the proceeds set out in sub-paragraph (ii) above, within 2 (two) Business Days.

4.2	FleetCo Payment Date Payments

On each FleetCo Payment Date, the Italian Servicer (acting on behalf of Italian FleetCo) shall direct that funds standing to the credit of the Italian Transaction Account will be applied towards the satisfaction of amounts due and payable by Italian FleetCo under the Relevant Transaction Document in accordance with the FleetCo Priority of Payments.

4.3	Provisioned Payments

4.3.1	The Italian Servicer (acting on behalf of Italian FleetCo) may, on any Business Day, withdraw any amounts credited by way of a provision on a previous Settlement Date to the provisioned items ledger of the Italian Transaction Account and apply such amounts, inter alia, towards the following payments:

4.3.2	towards payment of any amounts that are due and payable to the relevant Transaction Party and as set out as amounts due and payable by Italian FleetCo in accordance with the relevant FleetCo Priority of Payments (other than amounts listed in (2), (3) and (4) below, otherwise than on the next FleetCo Payment Date, in accordance with the provisions of the Relevant Transaction Documents;

4.3.3	towards payment of any accrued and unpaid Taxes (and VAT if any) imposed upon Italian FleetCo by any applicable Tax Authority;

4.3.4	towards payment of the purchase price in relation to the purchase of Vehicles by Italian FleetCo pursuant to any Vehicle Manufacturer Buy-Back Agreement or Vehicle Dealer Buy-Back Agreement;

4.3.5	towards payment of any VAT obligations of Italian FleetCo under the Italian VAT Sharing Agreement;

4.3.6	towards payment of any Excess Mileage Charges, Excess Damage Charges and any other amounts due and payable to any Vehicle Manufacturer and/or Vehicle Dealer in respect of any Vehicle to the extent that the same are not deducted from the relevant Repurchase Price payable by such Vehicle Manufacturer and/or Vehicle Dealer in respect of such Vehicle, provided that upon the delivery of a FleetCo Enforcement Notice to Italian FleetCo pursuant to the terms of the Relevant Transaction Document, the Italian Servicer shall not withdraw any such amounts from the Italian Transaction Account.

4.3.7	The Italian Servicer (acting on behalf of Italian FleetCo) may, on any Business Day, withdraw any amounts from the Italian Transaction Account not previously provided for on the provisioned items ledger of such account and not payable on a Settlement Date towards (i) payment of the purchase price in relation to the purchase of Vehicles by Italian FleetCo pursuant to any Vehicle Manufacturer Agreement or Vehicle Dealer Agreement, provided that Italian FleetCo has previously received a FleetCo Advance under the FleetCo Italian Facility Agreement to fund such payment, and (ii) the repayment of any FleetCo Advances in accordance with the FleetCo Italian Facility Agreement.

4.4	Reconciliations

On the last Business Day of each month, the Italian Servicer shall carry out a reconciliation of the balances of (i) the Italian Dedicated Financing Account, with respect to those collections and cash-flows relating to the business financed through the FleetCo Italian Facility Agreement and (ii) the Italian Transaction Account and/or any further Additional Account(s), with respect to the proceeds of the Italian FleetCo’s leasing activity and any other assets, proceeds or incomes other than those deriving from the business financed through the FleetCo Italian Facility Agreement, against its records of the directions given by it to the Italian FleetCo Account Bank pursuant to this Agreement, and shall promptly contact the Italian FleetCo Account Bank in order to resolve any discrepancy which it identified.

5.	CALCULATIONS AND REPORTS

5.1	Calculations

5.1.1	The Italian Servicer shall, on behalf of Italian FleetCo, make all the calculations on a timely basis with respect to:

(a)	any fees and amounts in respect of Italian FleetCo’s participation in the transaction described by the Transaction Documents (including all amounts due under the Framework Agreement and other Relevant Transaction Documents);

(b)	ensuring that the FleetCo Advances made to Italian FleetCo do not exceed the Country Asset Value Test; and

(c)	the amount proposed to be drawn by Italian FleetCo pursuant to the FleetCo Italian Facility Agreement, the FleetCo Advance Drawdown Date, the FleetCo Advance Repayment Date and the FleetCo Proposed Repayment Schedule for each FleetCo Advance.

5.1.2	The Italian Servicer shall calculate the FleetCo Available Funds in respect of Italian FleetCo on each Reporting Date.

5.1.3	The Italian Servicer shall notify the Transaction Agent, the FleetCo Security Agent, the Issuer Security Trustee, the Issuer Cash Manager and the Central Servicer in writing by 10am (GMT) on each Lease Payment Date in the event of a shortfall in the FleetCo Available Funds of the Italian FleetCo.

5.1.4	The Italian Servicer shall notify the Central Servicer of any prepayment or repayment of any FleetCo Advance.

5.2	Reports

5.2.1	The Italian Servicer shall co-ordinate with the Central Servicer and provide to the Central Servicer the relevant information required under the Monthly Servicer Report and Intra-Month Central Servicer Report that the Central Servicer is required to produce under clause 15 of the Framework Agreement.

5.2.2	The Italian Servicer shall provide Italian FleetCo, the FleetCo Security Agent, the Transaction Agent, the Liquidation Agent, the Issuer and the Issuer Cash Manager with the Fleet Report and the FleetCo Cash Management and Lease Report prior to 11am (CET) on each Reporting Date.

5.2.3	The Italian Servicer will also provide to the Central Servicer any other information required by the Central Servicer to comply with its obligations under the Framework Agreement.

5.3	Compliance Certificate

The Italian Servicer shall provide any information necessary to Italian FleetCo or the Central Servicer to assist the preparation of the Italian FleetCo Compliance Certificate on each Reporting Date or Intra-Month Reporting Date, as applicable.

6.	CONCENTRATION LIMITS

6.1	The Italian Servicer shall ensure that Italian FleetCo shall:

6.1.1	not take any action which might reasonably be expected to cause any of the Concentration Limits to be exceeded;

6.1.2	to the extent any of the Concentration Limits is exceeded at any time, take all reasonable actions to ensure that such Concentration Limit ceases to be exceeded as soon as practically feasible or that the Vehicles which result in the Concentration Limits being exceeded are financed by alternative sources, provided that such financing is permitted under the terms of the Relevant Transaction Documents; and

6.2	The Italian Servicer shall provide information about the constitution of the Vehicle fleet to the Central Servicer and liaise with the Central Servicer to allow the latter to determine whether the Concentration Limits are/will be exceeded.

7.	RECORDS

7.1	Maintenance of Vehicle Documents

The Italian Servicer shall:

7.1.1	keep or procure that the Vehicle Documents are kept in safe custody either on its premises or with third parties who provide the service of keeping custody of such Vehicle Documents, provided that, in the latter case, the Italian Servicer shall direct that any such third parties allow Italian FleetCo, the FleetCo Security Agent and the relevant Vehicle Manufacturers, Vehicle Dealers or their agents access to the Vehicle Documents in accordance with Paragraph 2.3.13 of the Italian Mandate Agreement;

7.1.2	maintain an up-to-date record of custodians of Vehicle Documents and inform Italian FleetCo, the FleetCo Security Agent, the Transaction Agent and the Liquidation Agent of the location or locations at which the Vehicle Documents are kept (including in circumstances where custody is retained by a Sub-contractor) and promptly notify Italian FleetCo and the FleetCo Security Agent of any changes to such location effected from time to time; and

7.1.3	ensure that the Vehicle Documents are kept in such manner as to ensure each is uniquely identifiable and distinguishable, by a reference number, from the records and other documents which relate to other agreements which are held by or on behalf of the Italian Servicer.

7.2	Access to records

The Italian Servicer shall, subject to any Requirement of Law, permit Italian FleetCo, the FleetCo Security Agent and any other person reasonably nominated by Italian FleetCo and the FleetCo Security Agent at any time during normal business hours upon reasonable notice to have access to, and take copies of, the Vehicle Documents and the Servicer Records. Such right of access may not be exercised more than once in any one year, unless a FleetCo Event of Default has occurred and is continuing.

7.3	Records of payments and correspondence

The Italian Servicer shall keep and maintain in Computer Readable Form a daily record:

7.3.1	on a Vehicle by Vehicle basis, of the amounts paid by and to each Vehicle Manufacturer and/or Vehicle Dealer, any amount due by or to a Vehicle Manufacturer and/or Vehicle Dealer and the balance from time to time outstanding on a Vehicle Manufacturer’s and/or Vehicle Dealer’s account;

7.3.2	of all correspondence with Vehicle Manufacturers and Vehicle Dealers;

7.3.3	of the amounts which are recorded as a credit entry or as a debit entry in the Ledgers and the Italian Bank Accounts; and

7.3.4	of the purpose for which any amounts are recorded as a credit entry or as a debit entry in the Ledgers and the Italian Bank Accounts,

all in a manner which is consistent with the Relevant Transaction Documents to which Italian FleetCo is a party and as may be necessary to enable the Italian Servicer to perform its obligations under this Agreement and for all Tax and VAT purposes.

8.	EXCLUDED PAYMENTS

8.1	Any Excluded Payments standing to the credit of the Excluded Payments ledger of the Italian Transaction Account shall be remitted by the Italian Servicer, upon the Italian Servicer becoming aware of the same, to the person who is entitled to such funds. In particular this may include, inter alia, any amounts paid into the Italian Transaction Account:

8.1.1	which constitute any rebates, credit or similar incentive for the purchase of Vehicles and such amounts shall be paid to Italian OpCo in accordance with clause 39 of the Italian Master Lease Agreement;

8.1.2	in reimbursement for repair work performed on such Vehicle by the Lessee (at its own cost), where such work is covered by warranty and such amounts shall be paid to the Lessee;

8.1.3	in relation to insurance proceeds paid in respect of a Vehicle which has been purchased by the Lessee from the Lessor (including, without limitation, a Casualty) and such amounts shall be paid to the Lessee;

8.1.4	in respect of a Vehicle which is owned by Italian OpCo, and such amounts shall be paid to Italian OpCo; and

8.1.5	in error to Italian FleetCo and to which Italian FleetCo is not contractually entitled, to the person who is so entitled to such funds.

9.	FLEETCO ADVANCE DRAWDOWN NOTICES

9.1.1	The Italian Servicer shall deliver on each Reporting Date or Intra-Month Reporting Date, as applicable, a draft but completed FleetCo Advance Drawdown Notice on behalf of Italian FleetCo to the Central Servicer (who is acting as the agent of the Issuer) (with a copy being sent to the Transaction Agent, the Issuer Security Trustee, the FleetCo Security Agent and the Issuer Cash Manager).

9.1.2	In the event that Italian FleetCo is not requesting any funding under the FleetCo Italian Facility Agreement when Dutch FleetCo is requesting funding under the FleetCo German Facility Agreement and/or FleetCo Spanish Facility Agreement, the Italian Servicer shall provide a no drawing confirmation to the Issuer, the Issuer Cash Manager, the Issuer Security Trustee, the FleetCo Security Agent and the Transaction Agent by 2pm (CET) on the Reporting Date or Intra-Month Reporting Date, as applicable.

9.1.3	Following receipt of confirmation of compliance with the Country Asset Value Test and the Issuer Borrowing Base Test from the Transaction Agent on the Information Date pursuant to clause 14A.1.1.2 of the Framework Agreement, the Italian Servicer shall sign each FleetCo Advance Drawdown Notice (which shall include any necessary amendments) and deliver such FleetCo Advance Drawdown Notice to the Central Servicer (acting as agent of the Issuer) on the Information Date or Intra-Month Information date, as applicable.

SCHEDULE 2

NEGOTIATION GUIDELINES IN RELATION TO NEW BUY-BACK

AGREEMENTS TO BE ENTERED INTO BETWEEN FLEETCOS AND VEHICLES

MANUFACTURERS

1.	General No confusion: (definitions, parties etc)

Recitals to the Pro-forma Supplemental Agreement

“WHEREAS:

(A)	The Supplier carries on the business of manufacturing and selling vehicles.

(B)	Opco purchases vehicles from the Supplier pursuant to fleet agreements entered into with the Supplier and which are renewed on an annual basis.

(C)	FleetCo is a special purpose entity incorporated for the purposes of, inter alia, purchasing Vehicles from the Supplier and leasing the Vehicles so purchased to Opco and wishes to accede as additional purchaser to future fleet agreements to be entered into by Opco and the Supplier and benefit from similar purchase terms and conditions.

(D)	FleetCo proposes to finance the purchase of its Vehicles from the Supplier through a specific financing structure. Such financing structure requires certain specific provisions to be contained in future fleet agreements. Accordingly, the parties wish to provide for such specific provisions to be incorporated into future fleet agreements to be entered into between Opco, FleetCo and the Supplier.”

Clause 1 of the Pro-forma Supplemental Agreement

“NOW THEREFORE IT IS HEREBY AGREED:

1.	DEFINITIONS

Wherever used in this Agreement and the recitals hereto, and unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Contract” has the meaning as set out in Clause 2.1 (The Contract) hereof;

“Finance Transaction” has the meaning ascribed to such term in Clause 11.2 (Permitted Disclosure);

“Group” means Opco and its Affiliates;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Repurchase Obligations” means the obligations of the Supplier to re-purchase, at the applicable Repurchase Price, those Vehicles previously purchased by FleetCo from the Supplier pursuant to this Agreement;

“Repurchase Price” means, in relation to any Vehicle, the purchase price payable by the Supplier to FleetCo for the re-purchase by the Supplier of such Vehicle, in each case, as calculated pursuant to and in accordance with the Sale and Repurchase Terms;

“Required Repurchase Condition Standards” means any applicable provisions or eligibility criteria set out in the Contract requiring Vehicles to meet specified condition standards or eligibility criteria in relation to the Repurchase Obligations;

“Required Repurchase Procedures” means any applicable procedures or requirements, including any minimum or maximum holding periods, set out in the Contract and required to be followed by FleetCo (or its agents, if any) in relation to the Repurchase Obligations;

“Sale and Repurchase Terms” means the general terms and conditions for sale and repurchase of vehicles set out in Schedule 1 (Sale and Repurchase Terms);

“Subsidiary” means any company or corporation (a) which is controlled, directly or indirectly, by (and would be treated as a subsidiary in the latest financial statements of) the first-mentioned company or corporation; or (b) of which more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or (c) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Turnback Damages” means damages payable by FleetCo or deductions to the Repurchase Price applicable by the Supplier as a result of failure by FleetCo to comply with the Required Repurchase Condition Standards; and

“Vehicles” means any passenger vehicle, van or other light duty or heavy duty commercial vehicle or truck purchased by FleetCo or Opco subject to an in accordance with the terms of the Contract.”

2.	Separate Notices

Clause 16 of the Pro-forma Supplemental Agreement

16.	“NOTICE

16.1	Communications in writing

Any notice to be served by a party to the Contract:

16.1.1	shall be in writing;

16.1.2	shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof; and

16.1.3	shall be delivered personally or sent by first class post (and air mail if overseas) or by fax or by e mail to the party due to receive the Notice at its address, fax number or e mail address set out below and marked for the attention of the person or persons set out in below or to another address or fax number or e mail address or marked for the attention of another person or persons specified by the receiving party by not less than 7 days’ written notice to the other Parties received before the notice was despatched.

16.2	Time of receipt

Unless there is evidence that it was received earlier, a notice marked for the attention of the person specified in accordance the above sub-clause is deemed given:

16.2.1	if delivered personally, when left at the relevant address referred to below;

16.2.2	if sent by post, except air mail, two business days after posting it;

16.2.3	if sent by air mail, six business days after posting it;

16.2.4	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

16.2.5	if sent by e mail, two business days after sending it.

16.3	Business day

In the above clause 16.2 (Time of Receipt), “business day” means a day other than a Saturday, Sunday or public holiday in either the country from which the notice is sent or in the country to which the notice is sent.

16.4	Notice details

In the case of the Supplier:

Address:

Tel:

Fax:

Email:

Attention:

In the case of Opco:

Address:

Tel:

Fax:

Email:

Attention:

In the case of FleetCo:

Address:

Tel:

Fax:

Email:

Attention:”

3.	Vehicle Purchasing

Clause 3 of the Pro-forma Supplemental Agreement

3.	“VEHICLE PURCHASING

3.1	Purchases by Opco

Unless otherwise agreed in writing by the parties, with effect from the Contract Commencement Date, Opco shall purchase Vehicles under the Contract in accordance with the Sale and Repurchase Terms only and FleetCo shall remain a potential purchaser under the Contract but shall not, until the FleetCo Commencement Date (as defined below), itself purchase Vehicles under the Contract.

3.2	FleetCo Commencement Date

[Imperative]

Opco shall notify the Supplier of the date from which FleetCo shall start purchasing Vehicles under the Contract (such date, the “FleetCo Commencement Date”). With effect from and following the FleetCo Commencement Date, Opco and FleetCo shall both be entitled to purchase Vehicles from the Supplier pursuant to and in accordance with this Contract. For the avoidance of doubt, FleetCo shall have no obligation (contractual or non-contractual) to purchase any Vehicle from the Supplier under this Contract, unless a purchase order in respect of such Vehicle has been issued by FleetCo.

3.3	No Liability of FleetCo for Opco obligations

[Imperative]

3.3.1	FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of Opco (in its capacity as a guarantor, purchaser of vehicles or howsoever otherwise arising) under the Contract.

3.3.2	To the extent that Opco enters into or is party to any other vehicles sale arrangement with the Supplier, FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of Opco under any such arrangement or any contractual agreement relating thereto.

3.4	No Liability of FleetCo for Opco failure

[Imperative]

3.4.1	The Supplier agrees and recognises that the obligation of FleetCo to turn-back Vehicles (if any) under the Contract is conditional on the full and timely performance by Opco of its corresponding obligation to return such Vehicles under its separate lease contractual arrangements with FleetCo.

3.4.2	Whenever the Supplier suffers any damage or loss in relation to the re-possession by the Supplier of a Vehicle from FleetCo whether pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) or upon turn back of a Vehicle by FleetCo in breach of the Sale and Repurchase Terms or the Supplier otherwise wishes to claim any amounts under or in connection with this Agreement, such damage, loss or amounts shall in each case only be recoverable from Opco and in no event shall FleetCo be liable for any such damage, loss or amounts, provided however that, for the avoidance of doubt, any damages suffered by the Supplier which are Turnback Damages owed by FleetCo to such Supplier may be off set by the Supplier against any amount of the Repurchase Price owed by it to FleetCo in accordance with the provisions of Clause 9 (Set Off).

3.5	Several obligation

[Imperative]

Without prejudice to the provisions under Clause 6 (Joint and Several Liability of Opco), the obligations and liabilities of FleetCo and Opco under the Contract shall in each case be several and not joint.

3.6	No waiver

[Non-imperative]

The purchase by FleetCo of Vehicles under the Contract shall not prejudice or affect any liability of any party under the Contract which may have arisen prior to the FleetCo Commencement Date or, except as expressly mentioned herein, waive or modify any obligation of any party under the Sale and Repurchase Terms to the extent that such obligation was to be performed or observed at any time prior to the execution of the Contract.”

4.	Volume Targets and Rebates (non-imperative)

Clause 4 of the Pro-forma Supplemental Agreement

4.	“VOLUME TARGETS AND REBATES

[Non-imperative]

4.1	Vehicles purchased by Opco and FleetCo under the Contract shall be aggregated when determining or calculating any minimum volume of Vehicles required to be purchased under the Sale and Repurchase Terms and the minimum requirements of purchase against which various rebates and discounts provided under the Sale and Repurchase Terms may apply.

4.2	Any bonus payment or other similar amount payable by the Supplier for Vehicles purchased under the Contract by Opco or by FleetCo shall, in each case, be paid to Opco.

4.3	Any reduction to the purchase price of Vehicles as a result of any minimum vehicle purchase levels being reached (such minimum purchase levels being determined or calculated in accordance with clause 4.1 above) shall inure to the benefit of FleetCo and Opco and such reduction to the purchase price shall apply to all Vehicles to be purchased by FleetCo and Opco.

4.4	In the event that any minimum vehicle purchase level required under the Contract in the relevant year is not met, any rebate of bonus payment or other reduction of benefits applied to the purchase price on Vehicles purchased by FleetCo, or any other amount recoverable by the Supplier (howsoever described and including, without limitation, penalty payments, if applicable), shall in each case only be recoverable from Opco and in no event shall FleetCo be liable for any such amounts.”

5.	Purchase Orders and Transfer of title

Clause 5 of the Pro-forma Supplemental Agreement

5.	“PURCHASE ORDERS AND TRANSFER OF TITLE

[Imperative]

5.1	The Supplier hereby agrees to:

5.1.1	invoice Opco and FleetCo separately whenever this Contract (including pursuant to the Sale and Repurchase Terms) provides that an amount shall be due to the Supplier by any of them; and

5.1.2	record any order of Vehicles made by Opco or, as the case may be, FleetCo in the name of the company that made the order.

5.2	Notwithstanding anything to the contrary in this Agreement, FleetCo may, at any time and for any reason whatsoever, cancel all outstanding vehicle orders (but not some of them) it has placed with the Supplier by giving a notice in writing (the “Cancellation Notice”) to the Supplier (with a copy to Opco). The Cancellation Notice will be effective [OPTION 1: immediately upon] [OPTION 2: [—] days after] receipt by the Supplier in legible form, upon which FleetCo shall (i) irrevocably and definitely be discharged from all obligations and liabilities towards the Supplier arising or which may arise from such cancelled orders and (ii) cease to be able to make any new vehicle order under the Contract.

5.3	Opco irrevocably acknowledges and agrees that, upon Supplier’s request in writing, Opco shall unconditionally assume all FleetCo’s obligations and liabilities and benefit from all FleetCo’s rights (including the right to receive delivery of the relevant vehicles) which may arise from the cancelled orders. The Supplier irrevocably acknowledges and agrees that any default by Opco or the unenforceability for any reason of the assumption by Opco of FleetCo’s rights and obligations (including the right to receive delivery of the relevant vehicles) shall not affect the validity and enforceability of the discharge of FleetCo’s obligations and liabilities as set out in Clause 5.2 above.”

6.	Repurchase Obligations unconditional

Clause 7 of the Pro-forma Supplemental Agreement

7.	“REPURCHASE OBLIGATIONS UNCONDITIONAL

[Non-imperative]

7.1	The Repurchase Obligations shall be unconditional and irrevocable obligations of the Supplier, subject only to (a) any applicable Required Repurchase Procedures, and (b) any Required Repurchase Condition Standards. Without limiting the generality of the foregoing, no Repurchase Obligation shall be conditional upon FleetCo or Opco or any other person, individually or in aggregate purchasing any minimum number of Vehicles or meeting any other minimum threshold level over or within any period or the solvency of FleetCo, Opco or any other member of the Group.

7.2	By exception to any terms of the Required Repurchase Procedures or Required Repurchase Condition Standards, no Repurchase Obligations shall be conditional upon whether FleetCo turns back Vehicles to the Supplier within agreed vehicles holding periods.”

7.	Termination

Clause 8 of the Pro-forma Supplemental Agreement

8.	“TERMINATION

8.1	“Each of the parties hereto may terminate the Contract (including the Sale and Repurchase Terms) subject to and in accordance with the terms thereof, provided always that (a) such termination is without prejudice to any Required Repurchase Procedures or Required Repurchase Condition Standards and (b) notwithstanding any other provisions of the Sale and Repurchase Terms to the contrary:

8.1.1	the Supplier shall not at any time be entitled to terminate its Repurchase Obligations in relation to any Vehicle which has previously been delivered to or to the order of FleetCo prior to the termination date and any such Repurchase Obligations shall survive any termination of the Contract for a period of up to maximum two years from the date of termination irrespective of whether such termination is as a result of any breach by Opco of any of its obligations under this Contract; [Non-imperative]

8.1.2	the provisions of Clauses 9 (Set Off), 13 (Limited Recourse) and 14 (Non Petition) shall survive the termination of the Contract; [Imperative]

8.1.3	the terminating party must have given prior reasonable notice in writing to the other party of its intention to terminate the Contract; and [Non-imperative]

8.1.4	no amounts to be paid by FleetCo or Opco pursuant to the Contract shall become immediately due and payable as a result of, or in connection with, the termination of the Contract. [Imperative]”

8.	Set off rights

Clause 9 of the Pro-forma Supplemental Agreement

9.	“SET OFF

[OPTION 1]

9.1	The Supplier may off set any amount owed by FleetCo in respect of Turnback Damages against any amount of the Repurchase Price owed by it to FleetCo. Other than the preceding sentence, the Supplier undertakes not to set off any amount of unpaid purchase price owed to the Supplier by FleetCo in relation to Vehicles ordered by FleetCo (and whether delivered or not) against amounts (including amounts of Repurchase Price) owed by the Supplier to FleetCo.

9.2	Notwithstanding the above, the Supplier undertakes not to set off any amount owed by Opco to the Supplier under the Contract, or otherwise, against any amounts owed by the Supplier to FleetCo pursuant to the Contract.

[OPTION 2 ]

9.1	The Supplier may off set any amount owed by FleetCo to the Supplier pursuant to the Contract against any amount owed by it to FleetCo pursuant to the Contract or any agreement made between FleetCo and the Supplier. FleetCo may off set any amount owed by the Supplier to FleetCo pursuant to the Contract against (a) any amount owed by it to the Supplier pursuant to the Contract or any agreement made between FleetCo and the Supplier or (b) any amount which becomes owed by it to the Supplier pursuant to any agreement which may be entered into between them. [Non-imperative]

9.2	Notwithstanding the above, the Supplier undertakes not to set off any amount owed by Opco to the Supplier under the Contract, or otherwise, against any amounts owed by the Supplier to FleetCo pursuant to the Contract. [Imperative]

9.	Title

Clause 10 of the Pro-forma Supplemental Agreement

10.	“TITLE

[Non-imperative]

10.1	Transfer to FleetCo

To the extent that credit terms are made available to FleetCo by the Supplier in relation to the payment by FleetCo of the applicable purchase price in respect of the relevant Vehicle, title to such Vehicle shall not pass from the Supplier to FleetCo until the time of payment in full of the purchase price for that Vehicle by FleetCo to the Supplier following which title to the Vehicle shall immediately and unconditionally pass from the Supplier to FleetCo.

10.2	Transfer to Supplier

To the extent that credit terms are made available to the Supplier by FleetCo in relation to the payment by such Supplier (or on its behalf) of the applicable Repurchase Price in respect of the relevant Vehicle, title to a Vehicle shall not pass from FleetCo to the Supplier until the time of payment in full of the Repurchase Price for that relevant Vehicle by the Supplier (or if specified by the Supplier at the time of payment, by its nominee) to FleetCo following which title to the Vehicle shall immediately and unconditionally pass to the Supplier.”

10.	Confidentiality

Clause 11 of the Pro-forma Supplemental Agreement

11.	“CONFIDENTIALITY

[Imperative]

11.1	General prohibition on disclosure

Subject only as provided in sub-clause 11.2 below, none of FleetCo, Opco nor the Supplier may disclose the terms of the Contract, to any person without the prior written consent of:

11.1.1	in the case of disclosure by FleetCo or Opco, the Supplier; or

11.1.2	in the case of disclosure by the Supplier, FleetCo and Opco;

provided always that such prohibition on disclosure shall not apply to any disclosure to any court of competent jurisdiction in accordance with any requirement of or direction by any regulatory body, regulatory investment exchange, listing authority or other competent or relevant authority or authority or as otherwise required by applicable law or regulation.

11.2	Permitted disclosure

FleetCo shall be entitled to disclose any term of the Contract in connection with any proposed issue of securities which is secured, whether directly or indirectly, on any Vehicle to be purchased by it or FleetCo’s rights, interests or benefits under the Contract (a “Finance Transaction”):

11.2.1	to any Affiliate of FleetCo or any issuer, guarantor, funding provider (being a bank lender or otherwise), security trustee, lead manager or arranger (or any person appointed in a similar role), rating agency, servicer, monoline insurer or any other person providing credit support or credit or liquidity enhancement for a proposed Finance Transaction or any person to whom or for whose benefit FleetCo assigns, pledges or transfers pursuant to clause 0 below as well as their agents, professional advisors and Affiliates; and

11.2.2	(other than in relation to any commercial terms including purchase price, Repurchase Price, any requirement in relation to the number of Vehicles required to be purchased by FleetCo or Opco pursuant to the Contract, discounts, depreciation, payment terms, bonus arrangements, refurbishment costs, over mileage penalties, as the case may be) pursuant to any offering document, or investor presentation or any other marketing materials prepared in connection with a proposed Finance Transaction.”

11.	Assignment and transfer

Clause 12 of the Pro-forma Supplemental Agreement

12.	“ASSIGNMENT AND TRANSFERS

12.1	Assignment by FleetCo

FleetCo may assign, pledge or transfer (by way of security or otherwise) its rights, interests and/or benefits under the Contract to a third party funding provider, a security agent, a security trustee or any other person in relation to or in connection with any Finance Transaction without restriction and without the need to obtain the consent of the Supplier or any other person. [Imperative]

12.2	Assignment by the Supplier

The parties hereby agree that the Supplier may assign its rights under the Contract without the prior written consent of FleetCo, provided that such assignment or transfer does not prejudice any rights or benefits of FleetCo (including, without limitation, any set-off rights under the Contract against any assignee of the Supplier) and does not grant such assignee any more rights against FleetCo than those granted to the Supplier under the Contract. [Non-imperative]”

12.	No-Petition and Non-recourse

Clauses 13 and 14 of the Pro-forma Supplemental Agreement

13.	“LIMITED RECOURSE

[Imperative]

13.1	Save as otherwise expressly contemplated herein, each of the Supplier and Opco may commence legal proceedings against FleetCo to the extent that the only relief sought against FleetCo pursuant to such proceedings is the re-possession by the Supplier of a Vehicle (in respect of which the applicable purchase price remains unpaid) pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) and shall not have recourse to any asset of FleetCo (other than any such Vehicle).

13.2	In the light of Opco’s joint and several liability set out in Clause 6 (Joint and Several Liability of Opco), each of the Supplier and Opco hereby irrevocably and unconditionally covenants and undertakes that, other than as expressly specified herein, until the date falling one day after 2 years from the termination of the securitisation deal, it shall not make any claim, initiate or take any step in or join in any action in connection with the commencement of legal proceedings (howsoever described) or the enforcement of rights against FleetCo, whether in respect of proceedings in connection with or rights arising out of this Contract or otherwise, including any claims to recover any amount owed to it by FleetCo under the Contract (other than serving a written demand on FleetCo for payment subject to the terms of this Contract and solely for the purpose of avoiding forfeiture of right).

13.3	At any time, the amount owed by FleetCo to the Supplier under the Contract is equal to the lower of:

the amount that would have been due and payable by FleetCo at that time under the Contract (but for the limited recourse); and

the funds available to FleetCo at that time. [This sub-paragraph is non-imperative but is recommended to be included]

14.	NON PETITION

[Imperative]

The Supplier and Opco hereby unconditionally and irrevocably agrees with and acknowledges to FleetCo that, until the date falling one day after 2 years from after the termination of the securitisation deal:

14.1.1	it shall not have the right to take or join any person in taking any steps against FleetCo for the purpose of obtaining payment of any amount due from FleetCo (other than serving a written demand on FleetCo for payment subject to the terms of this Contract and solely for the purpose of avoiding forfeiture of right);

14.1.2	neither it nor any person on its behalf shall initiate or join any person in initiating, or take any step in connection with the liquidation, bankruptcy or insolvency (or any similar or analogous proceedings or circumstances) of FleetCo; or

14.1.3	it shall not take any step in connection with the appointment of an insolvency officer or any similar officer in relation to FleetCo or any of its assets whatsoever.

13.	Amendment – no amendment without prior written consent of each party

Clause 17 of the Pro-forma Supplemental Agreement

17.	“AMENDMENTS, MODIFICATIONS AND WAIVERS

No term of this Contract (including the Sale and Repurchase Terms and this Agreement) may be amended, modified or waived by any party hereto, except with the prior written consent of the parties hereto and any such amendment, modification or waiver shall be binding on all the parties hereto.”

SCHEDULE 3

REJECTED VEHICLE SCHEDULE

Relating to Italian FleetCo

Vehicle Identification Number:

Manufacturer:

Model year and make:

Programme/Non-Programme:

Drop location/owning area:

Date of original purchase:

Capitalised Cost:

Effective date of sale to Italian FleetCo:

Date of rejection by Lessee:

Net Book Value:

AVIS BUDGET ITALIA S.P.A. FLEETCO S.A.P.A.

Italian FleetCo

By:
As Italian Servicer, for and on behalf of Italian FleetCo
Date:

AVIS BUDGET ITALIA S.P.A.

Italian Opco

By:
Date:

SCHEDULE 4

CONDITIONS PRECEDENT

1.	A copy certified by an officer of the Italian Servicer to be a true, complete and up-to-date copy, of the constitutional documents of the Italian Servicer.

2.	A copy certified by an officer of the Italian Servicer to be a true copy, and being in full force and effect and not amended or rescinded, of resolutions of the board of directors or equivalent of the Italian Servicer, amongst others:

(a)	approving the transactions contemplated by the Italian Servicing Agreement; and

(b)	authorising a person or persons to sign and deliver on behalf of the Italian Servicer, the Italian Servicing Agreement and any notices or other documents to be given pursuant thereto.

3.	Specimen signatures, authenticated by an officer of the Italian Servicer of each of the authorised signatories referred to in paragraph 2(b) above.

SCHEDULE 5

FORM OF OFFICER’S CERTIFICATE

To

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

(the “FleetCo Security Agent” (for itself and on behalf of the Italian FleetCo Secured Creditors)

With a copy to Crédit Agricole Corporate and Investment Bank (the “Transaction Agent”)

The undersigned,                             , an Authorised Signatory of Italian FleetCo, pursuant to Paragraph 1.1.3 (Designation of Programme Assets) of Part A of Schedule 1 of the Italian Servicing Agreement hereby certifies that:

(a)	Italian FleetCo is in receipt of the indicative terms for the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the [ ] model year;

(b)	upon review of such terms there are no changes or indication of changes to the terms and conditions (other than changes related to Commercial Terms) of the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement as compared to the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the previous model year that are likely to have a Material Adverse Effect on Italian FleetCo or, where the changes do not comply with the foregoing, the undersigned confirms that the FleetCo Security Agent has consented to such changes and attaches a copy of such consent; and

(c)	the undersigned has no reason to believe that there will be any changes to the terms and conditions of the final Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the [ ] model year (when the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement is to be entered into) as compared to the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the previous model year that would be likely to have a Material Adverse Effect on Italian FleetCo (other than changes related to Commercial Terms).

Capitalised terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Italian Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this     day of         , 20    .

[Name]
[Title]

SCHEDULE 6

FORM OF FLEET REPORT

A report which includes the following fields:

Country

Name/Address of Vehicle Manufacturer / Vehicle Dealer

Vehicle Manufacturer Agreement or Vehicle Dealer Agreement pursuant to which was purchased

Model and year

Registration number (if available)

Registration Date (if available)

Unit number (if available)

Chassis number (if available)

Programme / Non-Programme Vehicle

Expected date of delivery or Lease Commencement Date

Vehicle Purchase Price

Capitalised Cost

Residual Value

Vehicle Manufacturer Repurchase Price

Estimated Lease Expiration Date

Programme maximum holding period (for Programme Vehicles)

Programme minimum holding period (for Programme Vehicles)

Monthly depreciation

Total depreciation

Vehicle leased pursuant to clause 7.1.1(e) of the Italian Master Lease Agreement: Yes/No [delete as appropriate]

List of Vehicles subject to Vehicle Request Notices, list of amendments made thereto and list of any applicable cancellations

SCHEDULE 7

FORM OF DIRECTOR’S CERTIFICATE REGARDING

NEGOTIATION GUIDELINES COMPLIANCE

To

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

Viale Carmelo Bene 70

00139 Rome

Italy

(“Italian FleetCo”)

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

(the “FleetCo Security Agent” (for itself and on behalf of the Issuer))

With a copy to Crédit Agricole Corporate and Investment Bank (the “Transaction Agent”)

Pursuant to Paragraph 1.1.1 of Part A of Schedule 1 of the Italian Servicing Agreement, the undersigned,             , a Director of the Italian Servicer, hereby certifies that:

(a)	Appendix A hereto contains a complete list of all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements entered into or renewed by Italian FleetCo during the calendar year [—], other than those Vehicle Manufacturer Agreements and Vehicle Dealer Agreements in respect of which the FleetCo Security Agent has granted a waiver pursuant to Paragraph 2.3.1(a) of the Italian Mandate Agreement; and

(b)	the undersigned hereby certifies that all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix A satisfy all of the Imperative Principles and the Non-Imperative Principles of the Negotiation Guidelines set forth in Schedule 2 of the Italian Servicing Agreement.

(c)	The undersigned hereby certifies that the Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix B satisfy all of the Imperative Principles but not all of the Non-Imperative Principles of the Negotiation Guidelines. The number of the relevant Non-Imperative Principle that is not complied with is set out next to the name of the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this     day of         , 20    .

[Name]
Director

SCHEDULE 8

FORM OF POWER OF ATTORNEY TO THE ITALIAN SERVICER

AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Viale Carmelo Bene 70, 00139 - Rome, Italy, fiscal code, VAT code and companies’ register of Rome number 097550851009, with a share capital equal to Euro 120,000 (“Italian FleetCo”) with this deed

GRANTS

pursuant to clause 10.1 (b) of the Italian law servicing agreement (hereinafter, the “Italian Servicing Agreement”) dated on or about 5 March 2013 (as amended and/or restated from time to time) between, inter alios, Italian Fleetco and Avis Budget Italia S.p.A., a joint stock company (società per azioni) incorporated in the Republic of Italy with registered office at Viale Carmelo Bene 70, 00139 Rome, fiscal code and companies’ register of Rome number 00421940586, (the “Italian Servicer”)

THIS SPECIAL POWER OF ATTORNEY

to the Italian Servicer so that the latter shall perform, in the name and on behalf of Italian Fleetco, upon the terms and conditions of the Italian Servicing Agreement, the following activities:

[subject matter of the special power of attorney]

The Italian Servicer, carrying out the mandate entrusted to it, in accordance with the provisions and subject to the terms of the Italian Servicing Agreement, will perform the activities which it is authorised to carry out hereunder with the diligence and professional competence in accordance with the provision of article 1176, second paragraph of the Italian Civil Code.

[place],[date]

AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A.

Name:
Title:

*	[to be notarised]

SCHEDULE 9

ATTO DI NOMINA DEL RESPONSABILE DEL

TRATTAMENTO DEI DATI PERSONALI

AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. una società in accomandita per azioni costituita ai sensi della legge italiana con sede legale in Viale Carmelo Bene 70, 00139 - Roma, Italia, codice fiscale, P. IVA e numero di iscrizione al registro delle imprese di Roma 097550851009 (la “Società”),

PREMESSO CHE

•

la Società ha concluso in data [—] 2013 un contratto di servizi (come di volta in volta modificato e/o intergato il “Contratto di Servicing”) con Avis Budget Italia S.p.A. (“Avis”) una società per azioni avente sede legale in Viale Carmelo Bene 70, 00139 Roma, Italia, codice fiscale e iscrizione nel registro delle imprese di Roma numero 00421940586 nell’ambito di contratti di leasing tra la Società e Avis;

•

in base al predetto contratto, Avis erogherà nei confronti della Società certi servizi (i “Servizi”) elencati nell’Allegato 1 del Contratto di Servicing, con efficacia dalla data di sottoscrizione del Contratto di Servicing;

•

nell’erogazione di tali Servizi, Avis tratterà, per conto della Società, dati personali di soggetti (persone fisiche e/o giuridiche, residenti o domiciliate in Italia) ivi inclusi fornitori, concessionari e sub-locatari nell’ambito dei rapporti inerenti i rapporti commerciali di locazione aventi ad oggetto flotte di autoveicoli intrattenuti tra Avis la Società.

Ciò premesso, la Società in qualità di autonomo titolare del trattamento dei dati personali contenuti nei documenti relativi ai Servizi conferiti (il “Titolare”)

NOMINA

Avis Budget Italia S.p.A. responsabile esterno del trattamento dei dati personali, ai sensi e per gli effetti del Decreto Legislativo n. 196 del 30 giugno 2003 (“Legge sulla Privacy”) con riferimento ai dati personali trattati, dati che Avis è chiamata a trattare solamente in relazione all’esecuzione dell’incarico conferito ad essa con il Contratto di Servicing.

Avis Budget Italia S.p.A.,

ACCETTA LA NOMINA

quale responsabile del trattamento dei dati relativamente al trattamento dei dati effettuato nello svolgimento dei Servizi (il “Responsabile Esterno”) e conferma la diretta e approfondita conoscenza degli obblighi che si assume in relazione al dettato della Legge sulla Privacy.

In particolare, il Responsabile Esterno dichiara di aver ricevuto, esaminato e compreso le istruzioni di trattamento di seguito impartite dal Titolare, ai sensi dell’articolo 29 del Decreto, alle quali dovrà attenersi nell’esecuzione dell’incarico:

(a)	individuare i soggetti ai quali affidare la qualifica di Incaricati del trattamento e — sulla base del successivo atto di incarico — individuare le istruzioni da impartire a detti soggetti; vigilare sul relativo operato, ai sensi del combinato disposto di cui agli articoli 29 e 30 del Decreto. In particolare: fornire a ciascun Incaricato una password per l’accesso ai dati e un proprio codice identificativo personale per l’utilizzazione dell’elaboratore; predisporre un piano di formazione per rendere edotti gli Incaricati del trattamento dei rischi individuati e dei modi per prevenire i danni;

(b)	provvedere all’assolvimento dell’obbligo di informativa, di cui all’art. 13 del Decreto, nei confronti degli “Interessati”, specificando, in particolare, che i dati potranno essere comunicati a società esterne che gestiscono banche dati per la valutazione del rischio di credito, a consulenti fiscali, legali, agenzie di rating, autorità di vigilanza ecc., al solo fine dello svolgimento di analisi statistiche e quantitative sui crediti ceduti, in relazione alla gestione e recupero dei crediti ceduti o in ottemperanza alle disposizioni di legge applicabili;

(c)	effettuare le seguenti operazioni di trattamento dei dati: la registrazione, l’organizzazione e l’elaborazione degli stessi. Le menzionate operazioni di trattamento dovranno avvenire nel rispetto della normativa dettata in materia di privacy;

(d)	individuare le modalità da seguire affinché la raccolta, il trattamento e la conservazione dei dati avvengano nel rispetto dei principi fissati dalla Legge sulla Privacy;

(e)	disporre e curare la concreta attuazione di un adeguato sistema di protezione e sicurezza dei dati personali, secondo le prescrizioni della Legge sulla Privacy, nonché adeguare il sistema alle future norme regolamentari in materia di sicurezza. Controllare periodicamente l’efficacia delle misure di sicurezza adottate;

(f)	adottare le misure idonee a consentire all’Interessato l’effettivo esercizio dei diritti previsti dagli artt. 7, 8, 9 e 10 della Legge sulla Privacy e garantire detto esercizio;

(g)	evadere senza ritardo le eventuali richieste avanzate dagli “Interessati”, ai sensi dei citati articoli 7, 8, 9, e 10, nonché dell’art. 146 della Legge sulla Privacy. In particolare, ricevere — anche per il tramite degli Incaricati del trattamento — le richieste che gli “Interessati”, o le persone che agiscano su loro incarico, presentino ai sensi del combinato disposto della Legge sulla Privacy;

(h)	assicurare in generale il rispetto delle prescrizioni del “Garante”;

(i)	consentire al Titolare l’esercizio del potere di controllo, ai sensi dell’articolo 29 della Legge sulla Privacy;

(j)	rendere tempestivamente al Titolare ogni informazione in ordine a qualsiasi questione rilevante ai sensi della Legge sulla Privacy.

In virtù della nomina di cui sopra, Avis, in qualità di Responsabile Esterno, garantisce e si impegna a rispettare le disposizioni previste dalla Legge sulla Privacy e della restante normativa applicabile in materia di protezione dei dati personali, nonché a svolgere in modo corretto e puntuale tutte le attività inerenti al trattamento da esso effettuato, in stretta aderenza alle tutte le istruzioni a tal riguardo impartite dalla Società.

Il Responsabile Esterno non potrà adottare autonome decisioni in ordine alle finalità e alle modalità del trattamento. In caso di necessità ed urgenza, il Responsabile Esterno dovrà informare al più presto il Titolare, affinché quest’ultimo possa prendere le opportune decisioni.

Il Responsabile Esterno gestirà – tramite adeguate procedure, secondo criteri di efficienza e garantendone la custodia, la non alterazione e il pronto ritrovamento – la documentazione relativa agli adempimenti prescritti dalla Legge sulla Privacy.

La presente nomina ha validità illimitata per tutta la durata del rapporto contrattuale tra le parti, salva la facoltà di revoca da parte del Titolare.

In caso di cessazione — per qualunque causa — dell’efficacia del presente atto di nomina, il Responsabile Esterno dovrà interrompere ogni operazione di trattamento dei dati.

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Il Titolare	Il Responsabile Esterno

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.	Avis Budget Italia S.p.A.